UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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STEINER LEISURE LIMITED
(Name of Registrant as Specified in its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STEINER LEISURE LIMITED

May 4, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Steiner Leisure Limited, which will be held in the Aragon Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Wednesday, June 13, 2012, at 9:00 a.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to please cast your vote as soon as possible. If you decide to attend the annual meeting, you will, of course, have the opportunity to vote in person.

Sincerely,

/s/ Clive E. Warshaw

Clive E. Warshaw
Chairman of the Board

STEINER LEISURE LIMITED

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 13, 2012

_______________

To our Shareholders:

The annual meeting of the shareholders of Steiner Leisure Limited (the "Company") will be held in the Aragon Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Wednesday, June 13, 2012, at 9:00 a.m. local time for the following purposes:

    To elect two Class I directors to serve for terms of three years;

    To act upon a proposal to approve the adoption of the Company's 2012 Incentive Plan, which is proposed to replace the Company's 2009 Incentive Plan;

    To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012;

    To hold an advisory vote on executive compensation; and

    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 16, 2012 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

In accordance with Securities and Exchange Commission ("SEC") "notice and access" rules, we have elected to provide access to our proxy materials via the internet. We believe that the "notice and access" process will expedite the receipt of proxy materials, reduce our printing and mailing expenses and reduce the environmental impact of producing materials required for the annual meeting of shareholders. A Notice of Internet Availability of Proxy Materials (the "Notice") will be mailed to our registered shareholders and beneficial owners. The Notice contains instructions on how to access the proxy materials on the internet, how to vote and how to request printed copies. In addition, shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2012

This proxy statement and our 2011 Annual Report to shareholders are available at proxyvote.com, which does not have "cookies" that identify visitors to the site. Please have the 12-digit control number on the Notice available to access these documents.

If you are a registered shareholder (you hold your shares in your own name through our transfer agent) and you wish to vote in person at the annual meeting, you must obtain a ballot when you arrive at the annual meeting. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy over the internet or by telephone by following the instructions provided in the Notice or, if you elect to receive printed copies of the proxy materials by mail, you can also vote by internet, mail or telephone by following the instructions provided on the proxy card.

If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank or a trustee) and you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that holds your shares. If you are a beneficial owner of shares and you do not wish to vote in person at the annual meeting, please refer to the instructions on how to vote your shares you receive from your brokerage firm, bank or trustee.

By Order of the Board of Directors

/s/ Robert C. Boehm

Robert C. Boehm

Secretary

May 4, 2012

STEINER LEISURE LIMITED
Suite 104A
Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas

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PROXY STATEMENT

_______________

This Proxy Statement contains information for shareholders of Steiner Leisure Limited, a Bahamas international business company (referenced herein as the "Company," "we," "us" or "our"), in connection with the solicitation of proxies by our board of directors from holders of the Company's outstanding common shares, (U.S.) $.01 par value per share (the "Common Shares"), for use at the annual meeting of shareholders of the Company to be held on Wednesday, June 13, 2012, in the Aragon Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 at 9:00 a.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only holders of record of Common Shares as of the close of business on April 16, 2012 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had 15,275,467 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each Common Share held of record as of the Record Date. Common Shares represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxy. If no instructions are indicated, shares represented by proxy will be voted "FOR" the election, as directors of the Company, of the nominees named in the proxy to serve until the 2015 annual meeting of shareholders, "FOR" adoption of the Company's 2012 Incentive Plan (the "New Plan"), "FOR" approval of the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012, "FOR" the advisory vote on executive compensation, and in the discretion of the proxy holders, as to any other matter which may properly be presented at the Annual Meeting.

This proxy statement and form of proxy are first being made available to our shareholders beginning on or about May 4, 2012.

Any holder of Common Shares giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a date later than the date of the proxy being revoked or (iii) at the Annual Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

The holders of a majority of Common Shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the votes of Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of the Class I directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to such director or directors, although the Common Shares represented by proxy will be treated as "present" and "entitled to vote." Withheld votes and broker non-votes will have no effect on the election of the Class I directors.

The affirmative vote of the majority of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the adoption of the New Plan. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on this proposal.

The affirmative vote of the majority of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the ratification of the appointment of Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012. Abstentions will have the same effect as a vote against this proposal.

The affirmative vote of the majority of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the advisory vote on executive compensation. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on this proposal.

A "broker non-vote" refers to Common Shares represented in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter. Under New York Stock Exchange ("NYSE") rules, a broker does not have the discretion to vote on the election of directors, the adoption of the New Plan and the advisory vote on executive compensation and, as a result, any broker that is a member of the NYSE will not have the discretion to vote on the election of the Class I directors, the adoption of the New Plan and the advisory vote on executive compensation. Accordingly, at the Annual Meeting, in the event that a brokerage firm does not receive voting instructions from a shareholder, such shareholder's shares will not be voted and will be considered "broker non-votes" with respect to the election of the Class I directors, the adoption of the New Plan and the advisory vote on executive compensation.

PROPOSAL ONE - ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the board of directors pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), is seven. In accordance with the Articles, the board of directors of the Company consists of three classes: Class I, Class II and Class III, consisting of two, two and three directors, respectively. One of the three classes is elected each year to succeed the directors whose terms are expiring. The Class I directors are to be elected at the Annual Meeting, the Class II directors are to be elected at the 2013 annual meeting of shareholders and the Class III directors are to be elected at the 2014 annual meeting of shareholders. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and take office, unless, prior to that date, they have resigned or otherwise left office.

The board of directors has determined that four directors, Ms. Cohen, Ms. Dickins, Mr. Harris and Mr. Preston, are independent directors as defined in the rules of the Nasdaq Stock Market (the "Nasdaq Rules").

At the Annual Meeting, the Class I directors are to stand for election to the board of directors to serve until the 2015 annual meeting of shareholders. The nominees for election as Class I directors at the Annual Meeting are Clive E. Warshaw and David S. Harris, who are presently directors of the Company. Each of the nominees was nominated by the board of directors based on the recommendation of the Governance and Nominating Committee.

If either of the nominees is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board of directors. The board of directors has no reason to believe that either of the nominees will be unable or unwilling to serve as a director.

If Mr. Harris, the sole independent director standing for election at the Annual Meeting, fails to be elected at the Annual Meeting, the board of directors would, as soon as practicable, appoint an additional independent director to serve until the 2013 annual meeting, in order to ensure that the Company remains in compliance with the Nasdaq Rules' requirement that the Company have a majority of independent directors.

The following table sets forth the names and ages (as of the date of the Annual Meeting) of the directors, the class (and year that class stands for election) to which each director has been elected or nominated for election, the positions and offices, if any, held by each director with the Company and the year during which each became a director of the Company.

Name	Age	Positions with the Company	Director Since

Class I
Directors Holding Office Until 2012
Clive E. Warshaw	70	Chairman of the Board	1995
David S. Harris	52	Director	2004

Class II
Directors Holding Office Until 2013
Cynthia R. Cohen	59	Director	2006
Denise Dickins	50	Director	2009

Class III
Directors Holding Office Until 2014
Leonard I. Fluxman	54	President and Chief Executive Officer and Director	1995
Michèle Steiner Warshaw	66	Executive Vice President of Cosmetics Limited and Director	1995
Steven J. Preston	60	Director	1997

Clive E. Warshaw has served as Chairman of the Board of the Company since November 1995. From November 1995 through December 2000, Mr. Warshaw also served as Chief Executive Officer of the Company. Mr. Warshaw joined the Company's predecessor, Steiner Group Limited, subsequently known prior to its dissolution as STGR Limited ("Steiner Group") in 1982 and served as the senior officer of the Maritime Division of Steiner Group from 1987 until November 1995. Mr. Warshaw is a resident of The Bahamas. Mr. Warshaw is the husband of Michèle Steiner Warshaw.

Mr. Warshaw's many years of service to the Company in various capacities, including his involvement in the development and growth of the Company's maritime operations, as well as his extensive knowledge of the maritime industry, gives him unique insights into the Company's operations, opportunities and challenges.

David S. Harris has served as a director of the Company since June 2004. He has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC ("ABN"). From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution ("ING"). The operations of ING with which Mr. Harris was associated were acquired by ABN in May 2001. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz LLC was acquired by ING in September 1997. Mr. Harris, through the firms with which he was then employed, provided investment banking services to the Company from time to time from 1996 through July 2001. In 2001, the Company received financing from an affiliate of ABN while Mr. Harris worked for ABN. Mr. Harris is a director of Rex Stores Corporation, a retailer of consumer electronics and appliances. Mr. Harris is a resident of the United States.

Mr. Harris brings to the board of directors extensive financial industry perspective, as well as the experience of involvement in the financing and growth of a variety of businesses through his investment banking and investing background. He also has extensive knowledge of the Company, gained from his experience as an outside financial services provider to the Company, including in connection with its Initial Public Offering ("IPO") in 1996.

Cynthia R. Cohen has served as a director of the Company since April 2006. She is the founder and President of Strategic Mindshare, a strategy consulting firm serving retailers and consumer product manufacturers since 1990. From 1987 to 1990, Ms. Cohen was a partner in management consulting with Deloitte & Touche LLP and its predecessor. Ms. Cohen is a director of bebe Stores, Inc. and Equity One, a commercial REIT, and was previously a director of Hot Topic. Ms. Cohen is a resident of the United States.

Ms. Cohen has expertise in consumer shopping behavior, brand management, retail operations and business strategy from her experience consulting to large and small consumer products manufacturers, retailers and other entities. In addition, Ms. Cohen brings experience in audit, governance and risk management matters, gained as a director and member of board committees of other public companies.

Denise Dickins has served as a director of the Company since June 2009. She has been an Assistant Professor of Accounting and Auditing for East Carolina University since 2006. She was also an instructor of various accounting courses at Florida Atlantic University from 2002 to 2006. From 1983 to 2002, Ms. Dickins was with Arthur Andersen LLP ("Arthur Andersen"), where she served in various capacities, including Partner in Charge of the South Florida Audit Division. From 1996 until 2002, Ms. Dickins served as the partner in charge of the audit of the Company. Ms. Dickins currently serves on the board of directors of Watsco, Inc., an independent distributor of heating, air conditioning and refrigeration products, and Auxis, a privately-held information systems and business process outsourcing company. Ms. Dickins was previously a director of TradeStation Group, Inc. Ms. Dickins is a resident of the United States.

Ms. Dickins combines extensive experience as a major public accounting firm audit partner and as an accounting faculty member at major universities to provide accounting, auditing and financial expertise to the board. She also provides perspectives gained as a director of other public companies.

Leonard I. Fluxman has served as President and Chief Executive Officer of the Company since January 2001 and as a director since November 1995. From January 1999 through December 2000, he served as President and Chief Operating Officer of the Company. From November 1995 through December 1998, he served as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of Coiffeur Transocean (Overseas), Inc. ("CTO"), which operated a business similar to that of Steiner Group. Mr. Fluxman served as CTO's Vice President - Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman is a resident of the United States.

Mr. Fluxman's day to day leadership as President and Chief Executive Officer of the Company, as well as the experience he has gained during more than 20 years of service in both senior operational and financial capacities with the Company and one of its predecessor companies, provides him with intimate knowledge of the Company's operations.

Michèle Steiner Warshaw has served as a director of the Company since November 1995 and as a senior officer of its Cosmetics Limited subsidiary since November 1996. From January 1996 through December 2001, she served as Executive Vice President of the Company. From November 1995 through December 1995, Ms. Warshaw served as the Company's Senior Vice President - Development. From 1967 until November 1995, Ms. Warshaw held a variety of positions with Steiner Group, including assisting in the design and development of shipboard spa facilities and services. Ms. Warshaw is a resident of The Bahamas. Ms. Warshaw is the wife of Clive E. Warshaw.

Ms. Warshaw has a unique familiarity with the operations, history and culture of the Company, having served in a broad variety of positions with the Company and one of its predecessor companies for more than 40 years. She also has a strong knowledge base with respect to the maritime industry.

Steven J. Preston has served as a director of the Company since April 1997. Since March 1997, Mr. Preston has served as an independent financial consultant and from April 2003 until 2008, he was involved in real estate development. From 1974 through February 1997, Mr. Preston served with Arthur Andersen, including, from September 1985, as a tax partner. From 1995 until 2002, Arthur Andersen provided tax advice to the Company and served as the Company's independent auditors. Mr. Preston was the partner in charge of Arthur Andersen's engagement to provide tax advice to the Company prior to his departure from that firm. Mr. Preston is a resident of the United States.

Mr. Preston has extensive background advising large multinational companies in a variety of industries, including with respect to corporate structuring, acquisition/joint venture planning, design and implementation of cross border pricing strategies, intellectual property use, capital flow strategies and compensation planning. Mr. Preston also brings a knowledgeable perspective of the tax aspects of the Company's multinational corporate structure, gained from his involvement as lead partner in developing the strategy in this regard during the Company's pre- IPO tax panning.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" the election of Clive E. Warshaw and David S. Harris as Class I Directors.

Board of Directors Leadership Structure

Our Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer. The board of directors makes the decision in this regard based on what is best for the Company at a given point in time.  Since 2001, the roles of our Chairman of the Board and our Chief Executive Officer have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business while helping to keep a measure of independence between the oversight function of our board of directors and operating decisions.

Our independent directors meet at regularly scheduled executive sessions without members of management present. The chair of our Governance and Nominating Committee presides over those executive sessions of independent directors.

Board of Directors Role in Risk Oversight

We have enterprise risk management processes and controls, which include risk assessments performed by management within each division of the Company. Executive management periodically reviews the divisional risk assessments. The board of directors takes an active role and acknowledges responsibility in oversight of the Company's risk management processes. Reports and presentations are made to, and discussed with, the board of directors on a quarterly basis on company-wide financial, information technology, legal and operational functions, including risk management developments in these and other areas. Division management also makes quarterly presentations to the board of directors on a rotating basis. Division management presentations include a summary of key business initiatives, challenges and plans and, from time to time, risk assessments. The board of directors as a whole also reviews risk management practices and evaluates significant risks in the course of its reviews of corporate strategy, business plans and budgets, reports of board of directors committees and other presentations.

The board of directors committees also engage in risk oversight, and the board of directors' leadership structure supports its risk management responsibilities. Two individuals serve as the Chairman of the Board and the principal executive officer, respectively. All committees are comprised of independent directors. The Governance and Nominating Committee establishes the board of directors meeting agendas. The Audit Committee reviews risks identified by management, with management, including a review and discussion of the practices and recommendations to identify, monitor and mitigate those risks. The Audit Committee reports its findings to the full board of directors not less than quarterly. The Compensation Committee discusses and analyzes risks associated with both executive compensation and general compensation policies and practices for our employees from time to time. All directors are encouraged to raise matters at any time for review and discussion at board of directors and committee meetings, including recommendations to mitigate or limit any risks.

Meetings and Committees of the Board of Directors

The Company's board of directors met seven times during 2011.

The board of directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each of these committees operates under a written charter adopted by the board of directors which sets forth the scope of the responsibilities of that committee. Copies of those charters are available for review on the Company's web site at www.steinerleisure.com. These three committees consist solely of directors who are independent as defined in the Nasdaq Rules. Ms. Cohen, Ms. Dickins, Mr. Harris and Mr. Preston are the members of the Audit and Compensation Committees and Ms. Cohen, Ms. Dickins and Mr. Preston are the members of the Governance and Nominating Committee. Ms. Dickins serves as Chair of the Audit Committee, Mr. Harris serves as Chair of the Compensation Committee and Ms. Cohen serves as Chair of the Governance and Nominating Committee.

The Audit Committee is responsible for overseeing internal accounting controls and accounting, auditing and financial reporting matters, including the engagement of independent auditors and the review of financial statements included in the Company's SEC filings. The Audit Committee also is responsible for the review of proposed transactions between the Company and related parties. The report of the Audit Committee appears below, under "Audit Committee Report." The Audit Committee met five times during 2011.

The Compensation Committee is responsible for approving the compensation arrangements for executive officers and certain other officers of the Company and for establishing policies relating to that compensation. Under the Compensation Committee charter, the committee also is responsible for recommending the compensation of the Company's directors. The board of directors is responsible for determining compensation of board members. Compensation determinations with respect to executive officers of the Company have been made based on recommendations from, and discussions with, the President and Chief Executive Officer of the Company and, with respect to certain executive officers, based on review of information from recommendations from the Company's President and Chief Executive Officer, Towers Perrin (now known as Towers Watson) and, with respect to executive compensation for 2011, Pearl Meyer, each an independent compensation consultant. As described below, under "Executive Compensation - Compensation Discussion and Analysis," Towers Watson and Pearl Meyer have been retained by the Company to provide advice to the Compensation Committee on executive officer compensation from time to time.

The Compensation Committee also is responsible for granting awards and taking other actions with respect to the Company's Amended and Restated 1996 Share Option and Incentive Plan (the "1996 Option Plan"), Amended and Restated Non-Employee Directors' Share Option Plan (the "Non-Employee Directors' Plan") and 2004 Equity Incentive Plan (the "2004 Plan"), all of which have expired other than with respect to outstanding awards thereunder, and the Company's 2009 Incentive Plan (the "Current Plan"). In addition, if the New Plan is approved by the shareholders, the Compensation Committee would also be responsible for administering that plan. The Compensation Committee met three times during 2011. For further information on the Compensation Committee's consideration and determination of executive officer compensation, see "Executive Compensation - Compensation Discussion and Analysis," below.

The Governance and Nominating Committee is responsible for monitoring and overseeing matters of corporate governance and selecting, evaluating and recommending to the board of directors qualified candidates for election or appointment to the board of directors. The Governance and Nominating Committee met four times during 2011.

In 2011, each of the board members attended all of the board of directors meetings and all meetings of the committees of which such director was a member, other than Ms. Cohen, who did not attend one meeting of the Audit Committee, of which she is a member.

All board members are expected to attend the Company's annual meetings of shareholders. At the 2011 annual meeting (the "2011 Annual Meeting"), six of the seven board members were in attendance.

Shareholder Communications with the Board of Directors

Shareholders desiring to communicate with the board of directors or a particular director may send a letter to the Company's Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the sender as a shareholder and clearly state whether the intended recipients are all of the members of the board of directors or one or more specified directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, as the case may be.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics for the Company, which is applicable to all officers, directors and employees of the Company and its subsidiaries, including the Company's Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available for review on the Company's website at www.steinerleisure.com.

Director Nomination Procedures

The Governance and Nominating Committee has adopted procedures to be followed in connection with nominations to the board of directors ("the Nomination Procedures"). A copy of the Nomination Procedures can be found on the Company's website at www.steinerleisure.com.

The Governance and Nominating Committee will consider all qualified candidates identified by various sources, including members of the board of directors, management and shareholders. Candidates for directors recommended by shareholders will be given the same consideration as those identified from other sources.

The Governance and Nominating Committee is responsible for reviewing each candidate's biographical information, meeting with each candidate and assessing each candidate's independence, skills and expertise based on a number of factors, including the following criteria relating to the traits, abilities and experience of potential director candidates:

    whether the candidate is of high ethical character, has high integrity and has the ability to make analytical inquiries and exercise sound business judgment;

    whether the candidate serves or previously served as a chief executive officer or chief financial officer of a public company or has comparable experience leading a complex organization;

    whether the candidate is accomplished in his or her field, with special consideration being given to those who are experienced in the industries in which the Company is engaged or proposes to engage;

    whether the interplay of the candidate's knowledge and diversity of skills, background, expertise and experience with that of the other members of the board of directors would build a board of directors that is effective, collegial and responsive to the needs of the Company;

    the absence of any conflicts with the interests of the Company; and

    whether the candidate would be willing and capable to take the time to actively participate in meetings of the board of directors and its committees and related activities.

As reflected above, the Nomination Procedures provide that the Governance and Nominating Committee is to take into account, among other factors, the diversity of skills, background, expertise and experience of potential nominees for our board of directors. Consistent with this, the Governance and Nominating Committee and the full board of directors seek director nominees with distinct professional backgrounds, experience and perspectives so that the board of directors has the scope of viewpoints and abilities needed to effectively fulfill its responsibilities.

Based on its assessment of a candidate's qualifications, the Governance and Nominating Committee makes recommendations to the board of directors regarding director candidates.

Shareholders who wish to propose a nominee for director at the 2013 annual meeting of shareholders should send written notice to the Company's Secretary by the date specified below in this Proxy Statement in the second paragraph under "Shareholder Proposals for 2013 Annual Meeting" (the "General Proposal Requirements"). Each written notice must set forth, in addition to the General Proposal Requirements: (i) the name and address of the shareholder who is making the nomination; (ii) the number of Common Shares beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Shares entitled to vote at such annual meeting of shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (iii) the name of the director candidate; (iv) a complete statement of the candidate's qualifications (including education, work experience, knowledge of the Company's industry, membership on other boards of directors and civic activities); (v) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (vi) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate's independence as defined in the Nasdaq Rules and information regarding the candidate's attributes that the board of directors would need to consider in order to assess whether such candidate would qualify as an "audit committee financial expert" as defined in the regulations of the SEC; and (vii) the candidate's consent to serve as a director of the Company if elected.

COMPENSATION OF DIRECTORS

Chairman of the Board Compensation

During 2011, Mr. Warshaw received compensation for serving as Chairman of the Board pursuant to a five-year employment agreement with the Company, effective January 1, 2007. That agreement was negotiated between Mr. Warshaw and the Compensation Committee. Under that agreement, for 2011, Mr. Warshaw received a base salary of $92,000, a $1,500 fee for each meeting of the board of directors and board of directors committee (where invited by that committee) he attended, payment of health insurance premiums in the amount of $23,413 and an annual equity award of 2,174 restricted share units, each of which provides the right to receive one Common Share upon vesting ("RSUs"), under the Current Plan (which plan is described below, under "Executive Compensation - 2009 Incentive Plan"). Neither these RSUs nor any restricted shares previously awarded to Mr. Warshaw under his employment agreement with the Company provide any rights of a shareholder of the Company until they vest.

The amounts of the annual awards of RSUs awarded under Mr. Warshaw's employment agreement are determined by dividing $100,000 by the closing price of a Common Share on each anniversary of the date of the agreement during its term. These RSUs have terms similar to the RSUs described below, under "Equity Compensation," but also have accelerated vesting in the event of certain terminations of Mr. Warshaw's employment with the Company other than for cause.

As is the case with all directors, Mr. Warshaw is entitled to reimbursement of expenses incurred in connection with fulfilling his duties. Mr. Warshaw's employment agreement also provided for a payment of one year's salary to Mr. Warshaw in the event he terminates the agreement after a material breach thereof or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning as that in the employment agreements for the Named Executives (as defined in the introduction to the Summary Compensation Table, below) who have such agreements) or if the Company terminated the agreement without cause. Under this agreement, Mr. Warshaw was also subject to confidentiality and non-competition requirements similar to those under the Company's employment agreements with the Named Executives.

Mr. Warshaw's employment agreement expired on December 31, 2011. For 2012, the Compensation Committee and Mr. Warshaw agreed that he will receive a base salary of $110,000, but, otherwise, his compensation arrangements for 2012 are the same as those described above for 2011, including with respect to post-employment payments and confidentiality and non-competition requirements.

Cash Compensation

As of the Company's 2011 Annual Meeting, each director who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") is entitled to receive an annual retainer payment of $44,000. Each of Ms. Cohen and Mr. Harris, as Chair of the Governance and Nominating Committee and the Compensation Committee, respectively, is entitled to receive an annual retainer payment of $50,000. Ms. Dickins, as Chair of the Audit Committee, is entitled to receive an annual retainer payment of $56,000. Prior to the 2011 Annual Meeting, Non-Employee Directors received an annual retainer payment of $34,000 and the additional retainer payments for Committee Chairs were the same as in effect for 2011. Each Non-Employee Director also receives $1,200 for each meeting of the board of directors attended and for each meeting of a board of directors committee (of which he or she is not a member) attended at the request of that committee and $850 for each committee meeting attended (for committee members), except for the Chair of each committee, who receives $1,100 for each committee meeting attended. Ms. Warshaw received $1,500 for each such meeting of the board of directors or committee attended and received certain additional compensation pursuant to an employment agreement with the Company, as described below, under "Certain Transactions - Compensation of Michèle Steiner Warshaw."

Equity Compensation

In 2011, each Non-Employee Director and Ms. Warshaw received, under the Current Plan, an award of a number of RSUs determined by dividing $75,000 by the closing price of a Common Share on the date of the 2011 Annual Meeting (the "2011 Closing Price"), and each Non-Employee Director who served as Chair of a board of directors committee received on that date a number of RSUs determined by dividing $90,000 (together with the aforesaid $75,000, the "RSU Dollar Amounts") by the 2011 Closing Price. These RSUs vest on the first anniversary of the date of grant except that, in the event of a change in control of the Company (as defined in the Current Plan) or the death of the director, the RSUs vest immediately. These RSUs are subject to forfeiture upon the termination of service on the board of directors other than removal by the board of directors without cause. Non-Employee Directors have no rights as shareholders with respect to the RSUs until those RSUs vest. These equity compensation amounts will also be payable to each Non-Employee Director and Ms. Warshaw on the date of the Annual Meeting. Prior to the 2011 Annual Meeting, the RSU Dollar Amounts were $50,000 and $60,000, respectively.

Perquisites

The directors and their immediate families also are entitled to receive certain complimentary spa services at facilities of the Company and samples of, and discounts on purchases of, products of the Company.

Director Compensation Table

The following table sets forth information with respect to the compensation for 2011 of the Company's directors, other than Mr. Fluxman, who receives no compensation for serving on the board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Share Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Cynthia R. Cohen	$71,650	$90,000	$--	$--	$161,650
Denise Dickins	78,750	90,000	--	--	168,750
David S. Harris	69,350	90,000	--	--	159,350
Steven J. Preston	65,500	75,000	--	--	140,500
Clive E. Warshaw	104,000	100,000	--	24,660 (5)	228 ,660
Michèle Steiner Warshaw	12,000	75,000	--	82,604 (6)	169,604

__________

    These amounts represent cash meeting fees and annual cash retainers. Mr. Warshaw's payment includes the base salary under his employment agreement. These payments are described in the narrative preceding this table.

    This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (excluding forfeiture estimates) for awards of RSUs received in 2011. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in "Note 2(o) - Stock-Based Compensation - Restricted Shares" to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (the "2011 10-K").

    Mr. Preston and Ms. Warshaw each received an award of 1,676 RSUs (with a grant date fair value computed under FASB ASC Topic 718 of $75,000) in June 2011. Ms. Cohen, Ms. Dickins and Mr. Harris each received an award of 2,011 RSUs (with a grant date fair value computed under FASB ASC Topic 718 of $90,000) in June 2011. Mr. Warshaw received an award of 2,174 RSUs (with a grant date fair value computed under FASB ASC Topic 718 of $100,000) in December 2011. These awards are described in the narrative preceding this table. Each of these four directors and Ms. Warshaw held the unvested RSUs associated with the June 2011 awards and, with respect to Mr. Warshaw, the unvested RSUs he received under his employment agreement in December 2011, as of December 31, 2011.

    No options were granted to the directors during 2011. As of December 31, 2011, the following directors held the indicated number of share options: Ms. Cohen - 518; Mr. Harris - 6,000; Mr. Preston - 4,000; Mr. Warshaw - 50,001; and Ms. Warshaw - 3,000.

    Directors and their immediate families are entitled to receive certain complimentary spa services at facilities of the Company and discounts on products of the Company. No other compensation required to be disclosed in this table was received by directors other than Mr. Warshaw and Ms. Warshaw. The amounts reflected in this column were determined in the manner described in note (3) to the Summary Compensation Table, below.

    This amount includes payment of health insurance premiums of $23,413, the value of spa services received by Mr. Warshaw at Company facilities in the amount of $198 and reimbursement of home telephone expenses in the amount of $1,049.

    Ms. Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary pursuant to an employment agreement with the Company. The amount shown includes payments to Ms. Warshaw for her services in that capacity in 2011 (salary of $80,000). Ms. Warshaw and her immediate family members (other than Mr. Warshaw) also received spa services at Company facilities in the total amount of $6,703.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members, Denise Dickins, Chair, Cynthia R. Cohen, David S. Harris and Steven J. Preston. The board of directors has determined that each of the Audit Committee members is independent of the Company as defined in the Nasdaq Rules. The board of directors also has determined that each member of the Audit Committee qualifies as an "Audit Committee Financial Expert" within the meaning of applicable SEC regulations.

Management has the primary responsibility for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The Company's independent registered public accounting firm, Ernst & Young, is responsible for performing an audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The registered public accounting firm is also responsible for auditing the Company's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

The Audit Committee reviewed and discussed with management and the Company's independent registered public accounting firm the Company's internal control over financial reporting as of December 31, 2011 and the Company's audited consolidated financial statements for the fiscal year ended December 31, 2011. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. Management also represented to the Audit Committee that, as of December 31, 2011, the Company's internal control over financial reporting was effective. The Audit Committee also discussed with the Company's independent registered public accounting firm the matters required to be discussed by AICPA, Professional Standards, section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence. The Audit Committee also has discussed with the independent registered public accounting firm its independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the registered public accounting firm.

Based upon the review and discussions referenced above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Company's 2011 10-K.

Members of the Audit Committee:

Denise Dickins, Chair
Cynthia R. Cohen
David S. Harris
Steven J. Preston

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report shall not be incorporated by reference into any such filings.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees incurred by the Company to Ernst & Young LLP for fiscal years 2011 and 2010:

	2011	2010
Audit Fees	$1,184,661	$1,107,782
Audit-Related Fees	498,813	--
Tax Fees	13,005	4,080
All Other Fees	--	--
Total	$1,696,479	$1,111,862

Audit Fees. These fees were for services that included the audit of the Company's annual financial statements and review of quarterly financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings. A significant portion of the services also included the audit of the Company's internal controls over financial reporting. These services also included advice on audit and accounting matters that arose during, or as a result of, the annual audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees. For 2011, these fees were for due diligence services performed in connection with the acquisitions of Ideal Image Development, Inc. ("Ideal Image") and Cortiva Group, Inc. For 2010 there were no such fees.

Tax Fees. For 2011, these fees were for tax advice, corporate structuring advice and preparation of certain tax filings and tax returns. For 2010, these fees were for tax advice and preparation of certain tax filings and tax returns.

All Other Fees. For 2011 and 2010 there were no such fees.

All of the above fees and expenses were for services rendered for the year indicated, notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures for Audit Services and Permitted Non-Audit Services

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by Ernst & Young. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young's independence. These services may include audit services, audit-related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit-related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. Ernst & Young is required to provide to the Audit Committee back-up information with respect to the performance of such services.

The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by Ernst & Young and requires that the Chair report to the Audit Committee any pre-approval decisions made by the Chair at the next scheduled meeting of the Audit Committee.

All services performed by Ernst & Young for the Company for 2011 and 2010 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of April 16, 2012, regarding the beneficial ownership of the Common Shares of (i) each director and each executive officer of the Company identified below under "Executive Compensation," (ii) all directors and all executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the SEC). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and the identified executive officers is the address of the Company's administrative affiliate, Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)	Percent of Class(%)
Clive E. Warshaw	1,051,928 (1)	6.86%
Leonard Fluxman	89,013	*
Stephen Lazarus	20,372 (2)	*
Sean C. Harrington	7,631	*
Glenn Fusfield	--	--
Robert C. Boehm	15,814 (3)	*
Michèle Steiner Warshaw	10,008 (4)	*
Cynthia R. Cohen	7,325 (5)	*
Denise Dickins	5,276 (6)	*
David S. Harris	15,927 (7)	*
Steven J. Preston	5,676 (8)	*
Directors and executive officers as a group (18 persons)	1,416,166 (9)	9.20
Franklin Resources, Inc. and Reporting Group	1,634,692 (10)	10.70
Fidelity Management and Research Company	2,098,493 (11)	13.73
Kayne Anderson Rudnick Investment Management, LLC	897,711 (12)	5.88

__________

* Less than one percent

(1) Includes 50,001 shares issuable upon exercise of options currently exercisable, or exercisable within 60 days after April 16, 2012 (hereinafter, "currently exercisable"). Does not include shares owned by Michèle Steiner Warshaw, Mr. Warshaw's wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.

(2) Includes 11,500 shares issuable upon exercise of currently exercisable options.

(3) Includes 8,566 shares issuable upon exercise of currently exercisable options.

(4) Includes 3,000 shares issuable upon exercise of currently exercisable options and 1,676 RSUs scheduled to vest on June 14, 2012. Does not include shares owned by Clive E. Warshaw, Ms. Warshaw's husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.

(5) Includes 518 shares issuable upon exercise of currently exercisable options and 2,011 RSUs scheduled to vest on June 14, 2012.

(6) Includes 2,011 RSUs scheduled to vest on June 14, 2012.

(7) Includes 6,000 shares issuable upon exercise of currently exercisable options and 2,011 RSUs scheduled to vest on June 14, 2012.

(8) Includes 4,000 shares issuable upon exercise of currently exercisable options and 1,676 RSUs scheduled to vest on June 14, 2012.

(9) Includes 155,417 shares issuable upon exercise of currently exercisable options and 7,084 RSUs scheduled to vest on June 10, 2011.

(10) According to a Schedule 13G dated February 3, 2012 filed by Franklin Resources, Inc. ("Franklin"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. ("FTIC"), (i) FTIC has sole voting power and sole dispositive power with respect to 1,060,227 shares and (ii) Templeton Investment Counsel, LLC has sole voting and sole dispositive power with respect to 574,465 shares. The address for Franklin, Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906. The address of FTIC is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4.

(11) According to a Schedule 13G dated February 13, 2012 filed by FMR LLC ("FMR"), FMR has voting power with respect to 283 shares and sole dispositive power with respect to the shares. The address of FMR is 82 Devonshire St., Boston, MA 02109.

(12) This information is according to a Schedule 13G dated February 8, 2012 filed by Kayne Anderson Rudnick Investment Management, LLC ("Kayne"). The address of Kayne is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Set forth below is a discussion of the Company's executive compensation programs pursuant to which the compensation described in the tables and accompanying notes below was paid.

Overview

The Compensation Committee of the board of directors is responsible for reviewing and approving all compensation for the Named Executives and other executive officers of the Company.

The Company provides a competitive executive compensation program, the objectives of which are to attract, retain and reward employees whose performance and contributions add to the Company's success. The Company's executive compensation program is tied to a very significant extent to the Company's short-term and long-term success, including, for heads of Company divisions, being tied to the success of those divisions. This program targets total compensation in an amount appropriate to maintain what the Compensation Committee believes is a highly qualified and experienced group of executive officers, who are provided with the opportunity to earn additional compensation for strong Company-wide and, in certain cases, business unit, performance. At that level of compensation, the Compensation Committee believes that its executive compensation program is effective at attracting, retaining and rewarding executive officers responsible for leading the Company in the achievement of its business goals. The Company believes that this approach is consistent with its ultimate goal of maximizing shareholder value.

The compensation payable to the Named Executives is based on the employment agreements described below under "Employment Agreements." Those agreements, among other things, establish minimum base salaries (in each case the salary in effect as of the effective date of each agreement) and threshold, target and maximum amounts of non-equity incentive compensation awards and rights with respect to the receipt of equity awards. The performance measures for non-equity incentive compensation for the Named Executives were established in their respective employment agreements through 2010 (one of the Named Executives, Sean Harrington, did not have an employment agreement in effect for 2010). Currently, those measures are established annually by the Compensation Committee. The performance measures for equity incentive compensation also are established annually by the Compensation Committee.

2011 Employment Agreements

As discussed below, under "Employment Agreements," in 2011 the Company entered into new employment agreements effective January 1, 2011 with its President and Chief Executive Officer, Mr. Fluxman, its Executive Vice President and Chief Financial Officer, Stephen Lazarus, and the Managing Director of Elemis, Sean Harrington. In November 2011, the Company also entered into a new employment agreement with the President and Chief Operating Officer of its Steiner Transocean Limited subsidiary, Glenn Fusfield, effective January 1, 2012. In keeping with what the Compensation Committee believes are best practices for such agreements, consistent with the "clawback" requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, these new agreements provide that, to the extent required by applicable law, any incentive cash bonus paid to an executive officer under his respective agreement will be subject to recovery by the Company in the event a restatement of the annual audited financial statements of the Company shows that the incentive bonus was paid in error. In addition, unlike Mr. Fluxman's prior employment agreement, the new agreements do not contain a gross-up provision for excise taxes that may be incurred in connection with severance payments.

Compensation Philosophy

The Compensation Committee believes that the Company's goal of maximizing shareholder value depends to a significant extent on the Company's ability to attract and retain qualified executive officers. In order to do so, the Compensation Committee believes that the Company is required to offer attractive compensation packages.

The Compensation Committee also believes that shareholder value is enhanced by aligning the interests of the Company's executive officers with the interests of the Company's shareholders. In the opinion of the Compensation Committee, the compensation arrangements for the Named Executives and other executive officers of the Company promote such an alignment of interests by offering (i) non-equity incentive compensation under the Current Plan in the form of cash bonuses tied to specified Company and business unit performance targets and (ii) the opportunity to receive equity awards under the Current Plan, including equity incentive awards tied to specified Company and business unit performance targets (performance RSUs ("PSUs")).

These forms of at-risk incentive compensation opportunities represent a very significant portion of the total compensation to the executive officers of the Company and the respective values of such compensation opportunities are linked directly to the Company's performance.

Total compensation is targeted with a mix of both cash and equity-based compensation. The Compensation Committee chooses cash compensation to be competitive for recruitment and retention of top talent. The Compensation Committee chooses equity-based compensation for similar reasons, but also to create a linkage between shareholder reward and executive reward. A significant portion of the compensation of the Named Executives is represented by equity-based compensation, including shares vesting over three years (and over longer periods in the case of RSUs granted to Messrs. Fluxman, Lazarus and Fusfield in connection with the employment agreements with the Company which they entered into in 2011 (the "Agreement Shares")). This is especially true viewed over successive years; generally, at any given time, zero, one-third or two-thirds of shares awarded (more in the case of the Agreement Shares), as the case may be, are not yet vested. The relative amounts of each element are in part based on recommendations and input from time to time solicited by the Compensation Committee from the President and Chief Executive Officer and from an independent compensation advisor retained by the Company, and are primarily based on the collective judgment of the Compensation Committee.

The Compensation Committee further believes that an executive officer's total compensation opportunity should be commensurate with position and responsibility. Accordingly, the proportion of total compensation attributable to variable, at-risk elements increases with successively higher levels of responsibility at the Company. As a result, the most senior executive officers of the Company who are responsible for the development and execution of the Company's strategic plans have the largest portion of their compensation tied to variable incentives, including equity-based compensation, in which ultimate value is dependent on changes that impact shareholder value positively.

As in prior years, the determination of the target amount of equity awards for each of the Named Executives for 2011 was based on taking the total amount of targeted compensation (i.e., the compensation payable if all of the performance targets applicable to incentive awards are achieved) for such individual that was deemed appropriate by the Compensation Committee and subtracting from that amount the proposed base salary and targeted short-term incentive compensation. The aggregate value of the two equity award components (RSUs and PSUs) was intended to equal the remainder from that subtraction.

Components of Compensation - Overview

The Company's compensation program for its executive officers consists of four components: base salary, non-equity incentive compensation in the form of cash bonuses awarded under the Current Plan, awards of RSUs and PSUs under the Current Plan, and various employee benefits (including, among other things, automobile allowances, medical and disability insurance and 401(k) plan benefits). The program places a significant percentage of the Company's executive officers' compensation at risk, rewarding the executives if the performance of the Company warrants such a reward and, accordingly, encouraging the building of shareholder value.

Categories of Named Executives' Compensation

The Compensation Committee viewed the general parameters of compensation for the Named Executives in four categories during 2011, based on the varying responsibility levels of these executive officers, adjusted in the case of the fourth category based on the geographic location of that executive officer. The first compensation category (which continues for 2012) is for the Chief Executive Officer. This category reflects the overall responsibilities of the senior executive officer of the Company and the applicable compensation is determined accordingly. Mr. Fluxman's non-equity incentive compensation and equity incentive compensation are tied exclusively to Company-wide performance.

Beginning with 2011, Mr. Lazarus was elevated to a new compensation category as his base salary was increased to a greater extent than those of Messrs. Boehm and Fusfield (each of whom, together with Mr. Lazarus, had previously been in the same category of executive compensation). Mr. Lazarus's 2010 and 2011 equity compensation (RSUs) and equity incentive compensation (PSUs) were also increased compared to Messrs. Boehm and Fusfield beginning in 2010. This increase in compensation for Mr. Lazarus reflects his assumption of additional responsibilities for the Company in recent years.

The third category, for Messrs. Boehm and Fusfield, reflected, for Mr. Boehm, that his responsibilities entail work for the Company itself as well as for each of its divisions, and for Mr. Fusfield, responsibilities as the President and Chief Operating Officer of the Company's principal business unit (Maritime). The base salary for Messrs. Boehm and Fusfield is similar and their equity compensation (RSUs) and equity incentive compensation (PSUs) included, through 2011, the same number of shares to be awarded, or potentially awarded, if the performance targets are achieved. The difference in the scope of operating responsibilities between Messrs. Boehm and Fusfield is reflected in the fact that Mr. Fusfield's non-equity incentive compensation and equity incentive compensation are weighted substantially toward the achievement of specified performance targets by the Maritime Division. Those compensation components for Mr. Boehm are tied exclusively to Company-wide performance.

The fourth category, for Mr. Harrington, reflected the fact that he is the senior operating officer of Elemis. While the Elemis business unit is smaller than the Maritime Division, the base salary of Mr. Harrington, who is based in the United Kingdom, was higher than that of Messrs. Boehm, Fusfield and Lazarus in 2011 and prior years due to the fact that Mr. Harrington's base salary is established based on the applicable U.K. market for such executive compensation. When that base salary is converted into U.S. Dollars, it results in a higher amount than the base salaries of the Named Executives in the third category (who are U.S. - based executive officers) due to the relative strength of the British Pound Sterling (the currency in which Mr. Harrington's compensation is paid) compared to the U.S. Dollar (in which the Company's U.S. - based employees are paid) in recent years. Accordingly, Mr. Harrington also has the potential to receive a higher (in U.S. Dollars) non-equity incentive bonus, to the extent the British Pound Sterling is strong compared to the U.S. Dollar and provided that the pertinent performance targets are met or exceeded. Mr. Harrington's non-equity incentive compensation performance target threshold percentages are the same as those for Messrs. Boehm and Fusfield and Mr. Harrington's equity incentive compensation included the same number of shares to be awarded, or potentially awarded, if the performance targets are achieved, as for those individuals. As is the case with Mr. Fusfield, the performance targets on which Mr. Harrington's non-equity incentive compensation and equity compensation are based are weighted heavily toward the achievement of specified performance targets of Mr. Harrington's business unit.

Compensation Determination Process

The Compensation Committee makes compensation determinations for the Named Executives and the other executive officers of the Company annually, in the fourth quarter of the year preceding the year in question. In connection with those determinations for 2011, the Compensation Committee solicited recommendations from the President and Chief Executive Officer of the Company, whose involvement in the compensation determination process was limited to making such recommendations and engaging in discussions with committee members with respect to such recommendations.

In each of 2005 and 2006, the Company retained Towers Perrin (now known as Towers Watson), an outside, independent compensation consultant ("Towers"), to provide objective, independent analysis and advice to the Compensation Committee with respect to compensation of the Named Executives and other executive officers of the Company for 2006 and 2007, respectively. Towers was again retained by the Company beginning in the first quarter of 2009 to provide advice to management with respect to the then proposed adoption of a new equity plan for the Company and to provide advice to the Compensation Committee with respect to executive compensation for 2010. The latter advice was provided in the third quarter of 2009. Other than as described above, Towers has not been asked to provide any other services for the Compensation Committee or the Company.

In connection with its providing advice for 2006 and 2007, Towers was advised of the Company's compensation philosophy. In connection with its report to the Compensation Committee relating to potential executive compensation for 2006, Towers identified a peer group of 14 companies (which were identified in the proxy statement for the Company's 2007 annual meeting of shareholders) on which its advice was based.

For 2008 and 2009, neither Towers nor any other outside compensation consultant was retained by the Company or the Compensation Committee to advise on executive compensation.

With respect to the Compensation Committee's determination of the 2010 compensation of the Named Executives, Towers was asked by the Compensation Committee in 2009 to assess the compensation program in light of the Company's compensation philosophy. Also included in this report was information with respect to the compensation of an additional executive officer. Based in part on the above report, for 2010 the Named Executives, other than Mr. Lazarus, received increases in base salary of two and one-half percent and Mr. Lazarus received an increase of six percent. Mr. Lazarus's additional increase primarily was based on additional responsibilities being assumed by him.

During 2010, the Compensation Committee retained the services of Pearl Meyer & Partners ("Pearl Meyer"), an outside, independent compensation consultant, to provide advice with respect to the new employment agreement between the Company and Mr. Fluxman, as his then current employment agreement had an expiration date of December 31, 2010. The new agreement, which was entered into in February 2011, is discussed below. Neither Pearl Meyer nor any other compensation consultant provided advice to the Compensation Committee with respect to any other aspects of executive compensation for 2011 and Pearl Meyer has not been asked to provide any other services for the Compensation Committee or the Company, other than being retained by the Compensation Committee in April 2012 to provide advice in connection with the New Plan. No compensation consultant was retained for 2011 or 2012, except as noted above. For 2012, the Named Executives other than Mr. Lazarus received base salary increases of three percent. Mr. Lazarus received a base salary increase of eight percent based on an increase in his level of responsibilities.

Components of Compensation - Analysis

Base Salary. Base salary is subject to the "floor" established in the employment agreements for each Named Executive (the salary in effect as of the effective date of the agreement). As part of the Compensation Committee's determination of overall compensation for the Named Executives, consideration is given to percentage increases in base salaries.

Overall, salary targets for the Named Executives and other executive officers are set based on the Company's budgets for the upcoming year (which budgets are required to be approved by the Compensation Committee to the extent they affect compensation of executive officers). Typically, there is an annual percentage increase in base salary for all the Named Executives, with individual variances based on relative performance (merit), the need to bring the base salary of one or more individuals to peer levels or an increase in the responsibilities of an individual. However, for 2009, in view of the then prevailing economic conditions, the Compensation Committee determined that base salaries for the Named Executives would not be increased.

Short-term Incentive Compensation. In addition to base salary, the employment agreements for the Named Executives provide them with the opportunity to earn additional cash compensation under the Current Plan if the annual Company and, in the case of Messrs. Fusfield and Harrington, annual business unit, targets are met or exceeded. The threshold, target and maximum amounts of these awards are established in the employment agreements for the Named Executives and the performance measures for these awards are established annually by the Compensation Committee. These awards are mathematically interpolated between threshold and maximum amounts and, in general, no positive or negative discretion is applicable to the award determination. The threshold performance target for receipt of non-equity incentive compensation is the achievement of 90% of the targeted amount of the applicable performance measure or measures, as the case may be, for the year in question for each Named Executive.

While short-term incentive compensation awards for a year are generally based on a formula pre-approved by the Compensation Committee, in December 2010, Mr. Harrington was awarded a cash bonus for 2010 in an amount equal to 25% of his base salary based on the additional responsibilities assumed by Mr. Harrington after the acquisition of the stock of Bliss World Holdings, Inc. ("Bliss") on December 31, 2009 by the Company.  This was in addition to the short-term incentive compensation payable to Mr. Harrington for 2010 under the pre-approved formula for such bonus.

The Company-wide performance measure for short-term, non-equity incentive compensation awards for 2011 was the budgeted net income of the Company (the "Net Income Measure"). For Messrs. Fluxman, Lazarus and Boehm, this is the only performance measure upon which their short-term incentive compensation is based. For Messrs. Fusfield and Harrington, this performance measure represented one of two applicable performance measures underlying their short-term incentive compensation. The targeted net income budgeted (as adjusted for acquisition-related items) for 2011 was $43.2 million and the threshold level for the achievement of the target was $38.9 million. For 2011, the Company's actual net income was $50.9 million, resulting from, among other things, stronger than expected performance of the Maritime Division and better than expected controls of operating expenses.

Prior to 2011, the Company-wide measure for non-equity incentive compensation was budgeted earnings per share of the Company (the "EPS Measure"). The EPS Measure represented the net income of the company divided by the number of outstanding Common Shares. In making the change to the Net Income Measure, the Compensation Committee felt that it was appropriate to use net income as the measure without regard to the number of Common Shares outstanding.

For each of Messrs. Fusfield and Harrington, the Net Income Measure only constituted, for 2011, 20% of the target bonus for each of those individuals. The balance of the performance targets for the non-equity incentive compensation for Messrs. Fusfield and Harrington were based on the income from operations and net income, respectively, of the operating units which they lead. For Mr. Fusfield, that operating unit was the Company's Maritime Division. For Mr. Harrington, the operating unit was the Elemis Products Division.

The Compensation Committee believes that the performance target amount for the Maritime Division for 2011 was reasonably difficult to achieve for Mr. Fusfield because that division must ensure a consistent level of top quality execution in first class luxury spas across more than 150 vessels of different cruise line brands, sizes, national origin, quality class and passenger profile. This difficulty is compounded by the fact that the Company does not control the operation of the cruise ships it serves and has limited influence on the nature of passengers who travel on these ships. For 2011, the performance target for the Maritime Division was exceeded. Accordingly, Mr. Fusfield received a non-equity incentive compensation payment for 2011.

Similarly, the Compensation Committee believes that the performance target amount for Elemis-related operations for 2011 was reasonably difficult to attain for Mr. Harrington due to the extremely competitive nature of the beauty products business, including harsh pricing competition (involving more well-known rivals with greater resources), and the need to regularly introduce new products. For 2011, the performance target was not achieved, but the Compensation Committee determined that it was appropriate that Mr. Harrington receive his target bonus in light of the fact that Elemis achieved its targeted revenues and failed to achieve its targeted net income due to the significant costs associated with the relocation of its warehouse facilities during 2011.

The Compensation Committee believes that tying this short-term incentive compensation to net income and income from operations closely aligns the interests of the Named Executives with those of the shareholders because those performance measures are key determinants of earnings per share and the Compensation Committee believes that earnings per share often can be a key factor in determining shareholder value.

These considerations also are reflected in the fact that the performance measures with respect to the long-term incentive compensation for 2011, described below, were similar to those for the 2011 short-term incentive compensation.

Long-Term Incentive Compensation. Similar to short-term incentive compensation awards, long-term incentive compensation awards are designed to reward the Named Executives and other Company officers and employees for achievement of Company goals, which ultimately result in increased shareholder value. These awards are equity-based to align the long-term interests of executive officers (and other award recipients) with those of shareholders. These awards have been made by the Compensation Committee under the Current Plan and its predecessor plans, and would be made under the New Plan, if it is approved by shareholders. Certain information with respect to the Current Plan is set forth below, under "2009 Incentive Plan."

Annual equity incentive awards are typically made in the fourth quarter at the time that base salaries for the Named Executives and other executive officers of the Company for the following year are determined.

Over the years, these annual equity awards consisted of share options and, beginning with the award made for 2005, restricted shares. Those awards vested in equal installments over three years and increase in value only, and to the extent that, the market price of the Common Shares increases. Beginning with the awards made in December 2009, RSUs and PSUs were awarded (to executive officers and other Company employees) instead of restricted shares and performance shares, respectively. These types of awards are, in substance, the same as restricted shares and performance shares, respectively, and are being used in place of the former awards, among other things, to reflect the fact that the holders of restricted shares and performance shares (and, now, RSUs and PSUs) do not have the rights of shareholders of the Company until their awards vest.

Similar to awards in recent prior years, the December 2010 grants of long-term equity incentive awards for the Named Executives consisted of two components. The principal component of the award was PSUs, the vesting of which (over three years) is dependent on the achievement of the performance targets described above, under "Short-Term Incentive Compensation," except that the threshold for receipt of the Net Income Measure component (as in the case of short-term incentive compensation, the EPS Measure applied in prior years) of this award was 95% of the targeted performance. Accordingly, for the Net Income Measure component, the threshold amount was $41 million. The threshold amount for the business unit performance measures is 90%, the same as that for the short-term incentive compensation. Those PSUs constituted approximately 70% of the targeted number of share units that comprised these long-term equity awards. The remaining approximately 30% of the long-term incentive compensation awards for 2011 consisted of RSUs that vest in equal installments over three years without regard to performance targets.

The Compensation Committee's views as to the degree of difficulty in achieving the business unit performance targets underlying the short-term incentive compensation are described above, under "Short-Term Incentive Compensation."

While the Compensation Committee believes that both of these forms of long-term incentive compensation align the interests of the Named Executives with those of the shareholders, the variance in the amounts of these two forms of equity compensation reflect the Compensation Committee's intention of tying a significant portion of the Named Executives' compensation directly to specified Company and business unit performance. This intention of the Compensation Committee was also reflected in the equity incentive awards made to the Named Executives in November 2011, which consist of the same types of awards as those made to the Named Executives in December 2010, with performance-based equity compensation again consisting of approximately 70% of those awards (excluding the grants of RSUs made to Messrs. Fluxman and Lazarus in anticipation of their new employment agreements).

Other Equity Awards

The Compensation Committee has also awarded long-term equity compensation in connection with the recruitment and retention (renewal of employment agreements) of executive officers of the Company. In December 2010, in addition to the annual grant of long-term incentive compensation to these individuals, the Committee awarded to Messrs. Fluxman and Lazarus 60,000 and 20,000 RSUs, respectively, in contemplation of their entering into new employment agreements with the Company. In 2011, in connection with their new employment agreements, Messrs. Harrington and Fusfield were awarded 15,000 and 12,000 RSUs, respectively. Unlike the annual long-term equity awards, which vest equally over a three-year period, these awards to Mr. Fluxman, on the one hand, and Messrs. Lazarus and Fusfield, on the other hand, provide for vesting over four- and five-year periods, respectively. The Compensation Committee felt that these longer vesting periods were appropriate based on the extraordinary nature of these awards.

Applicability of Section 162(m)

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), limits the annual corporate federal income tax deduction for compensation paid to the Named Executives to $1,000,000, unless the compensation qualifies as "performance based" and has been approved in advance by a vote of the Company's shareholders. For 2012, the deductibility of the compensation of two of the Named Executives was limited primarily because of certain grants of equity that were subject to this limitation. However, this limitation did not require the Company to pay U.S. federal income tax in 2012 because there were sufficient net operating losses available to the Company for that year to offset such loss of deductibility. The Company believes that performance-based equity awards that have been made under the Current Plan, including those made in November 2011, will not be subject to the limitations under Section 162(m).

Risks Related to Compensation Policies and Practices

We have reviewed with management our compensation policies and practices for our employees and have concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis ("CD&A") with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report for the year ended December 31, 2011.

Members of the Compensation Committee:

David S. Harris, Chair
Cynthia R. Cohen
Denise Dickins
Steven J. Preston

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2011, 2010 and 2009, information concerning compensation for services in all capacities paid to the Company's principal executive officer (Chief Executive Officer), principal financial officer (Executive Vice President and Chief Financial Officer) and the next three most highly compensated executive officers (collectively, the "Named Executives").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Leonard I. Fluxman President and Chief Executive Officer	2011 2010 2009	$721,621 687,258 670,496	-- -- --	$1,739,877 4,274,855 1,739,861	$1,235,760 1,374,516 1,075,247	$78,595 (4) 65,408 74,895	$3,775,853 6,402,037 3,560,499

Stephen Lazarus Executive Vice President and Chief Financial Officer	2011 2010 2009	368,515 350,966 331,100	-- -- --	869,960 1,954,485 559,705	473,304 350,966 265,486	49,028 (5) 44,859 45,321	1,760,807 2,701,276 1,201,612

Sean C. Harrington Managing Director of Elemis Limited (6)	2011 2010 2009	380,405 349,280 345,081	-- $87,320 (7) --	1,176,057 559,686 559,705	190,297 337,943 212,009	53,671 (8) 43,392 44,050	1,800,430 1,377,621 1,160,845

Glenn Fusfield President and Chief Operating Officer - Steiner Transocean Limited	2011 2010 2009	352,953 339,378 331,100	-- -- --	1,084,227 559,686 559,705	299,306 247,067 165,550	58,226 (9) 50,225 52,438	1,794,712 1,196,356 1,108,793

Robert C. Boehm Executive Vice President and General Counsel	2011 2010 2009	349,559 339,378 331,100	-- -- --	559,707 559,686 559,705	299,306 339,378 265,486	58,442 (10) 56,478 54,580	1,267,014 1,294,920 1,210,871

__________

    The amounts in this column represent the aggregate grant date fair value for the years indicated, respectively, computed in accordance with FASB ASC Topic 718 (without estimates of forfeiture) for RSUs and PSUs granted to the Named Executives in 2011 and prior years. The value of PSUs in this column represents the value at the grant date based upon the probable outcome of performance conditions. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in "Note 2(o) - Stock-Based Compensation - Restricted Shares" to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's 2011 10-K. These equity awards were made under the Current Plan. With respect to PSUs included in the value of share awards, assuming the achievement of the highest level of performance conditions, the value of the awards to the Named Executives would be as follows: (i) Mr. Fluxman: $1,816,413 for 2011, $1,816,391 for 2010 and $1,816,377 for 2009, (ii) Mr. Lazarus: $908,206 for 2011, $908,165 for 2010 and $584,342 for 2009 and (iii) each of Messrs. Harrington, Fusfield and Boehm, respectively: $537,108 for 2011, $548,318 for 2010 and $584,342 for 2009.

    These awards were made under the Current Plan based on the achievement of performance targets specified in the incentive bonus provisions of the respective employment agreements for the Named Executives, other than Sean Harrington during 2010 and 2009, during which years Mr. Harrington did not have an employment agreement in place. These bonus provisions are described below under "Employment Agreements." For each of 2010 and 2009, Mr. Harrington was entitled to receive bonus payments under two performance measures. Under the first measure, Mr. Harrington was entitled to receive a bonus equal to 20% of his base salary upon the attainment of 90% of the budgeted net income from certain operations (the "Elemis-Related Operations") relating to Elemis and additional bonuses based on that 90% threshold being exceeded, including exceeding the budgeted net income from the Elemis-Related Operations. Under the second measure, Mr. Harrington was entitled to receive a bonus of five percent of his base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure.

    The dollar amounts for the perquisites and personal benefits reported in this column are based on the incremental cost of these items to the Company and were determined (i) where the benefit was linked to a direct out-of-pocket expense, based on the actual expense incurred, (ii) where the benefit was ancillary to a business expense (i.e., performance of spa services by Company personnel), based on the estimated incremental cost to the Company of the provision of the benefit and (iii) with respect to samples of Company products, based on the cost of these products to the Company. Where the cost was denominated in British Pounds Sterling ("GBP"), these amounts were converted into U.S. Dollars ("USD") based on the average exchange rate for each of 2011 (1GBP = 1.6039 USD (the "2011 Exchange Rate")), 2010 (1 GBP = 1.5463 USD (the "2010 Exchange Rate")) and 2009 (1 GBP = 1.5659 USD (the "2009 Exchange Rate")), as applicable. Certain of the Named Executives also purchased Company products at a discount, but since that discount price exceeded the cost to the Company of the products, there was no incremental cost to the Company in connection with such purchases and, therefore, those transactions are not required to be reported in this table.

    For 2011, represents an automobile allowance of $25,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $14,729, medical insurance premiums of $10,441, a payment of $5,501 for unused vacation time, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $8,270, including $1,215 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable, and reimbursement of home long distance and internet service in the amount of $464. For 2010, represents an automobile allowance of $25,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $7,455, medical insurance premiums of $10,221, a payment of $5,564 for unused vacation time, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $6,561, samples of Company products in the amount of $40 and $440 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable, and reimbursement of home long distance and internet service in the amount of $327. For 2009, represents an automobile allowance of $25,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $7,455, medical insurance premiums of $9,941, a payment of $12,893 for unused vacation time, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $9,038, samples of Company products in the amount of $28 and payment of home business telephone line charges of $740.

    For 2011, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $12,849, medical insurance premiums of $10,441, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $553 and reimbursement of home internet line charges of $385. For 2010, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $5,924, medical insurance premiums of $10,221, reimbursement of life insurance premiums of $237, a payment of $2,903 for unused vacation time, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $371, samples of Company products in the amount of $40 and reimbursement of home internet line charges of $363. For 2009, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $5,924, medical insurance premiums of $9,942, reimbursement of life insurance premiums of $818, a payment of $3,183 for unused vacation time, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $263, samples of Company products in the amount of $28 and reimbursement of home internet line charges of $363.

    Mr. Harrington's cash compensation was paid in British Pounds Sterling. All such amounts, as well as the values of non-cash items reported under "All Other Compensation," are presented in U.S. Dollars based on the 2011 Exchange Rate, 2010 Exchange Rate and 2009 Exchange Rate, as applicable.

    Represents a cash bonus Mr. Harrington was awarded for 2010 in December 2010, in an amount equal to 25% of his base salary, based on the additional responsibilities assumed by Mr. Harrington after the acquisition of the stock of Bliss on December 31, 2009 by the Company.

    For 2011, represents an automobile allowance of $16,652, reimbursement of fuel expenses in the amount of $2,594, contribution to a private pension arrangement maintained by Mr. Harrington of $20,711, medical insurance premiums of $4,854 and spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $8,860. For 2010, represents an automobile allowance of $16,068, reimbursement of fuel expenses in the amount of $3,280, contribution to a private pension arrangement maintained by Mr. Harrington of $17,813, medical insurance premiums of $3,057, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $3,134 and samples of Company products in the amount of $40. For 2009, represents an automobile allowance of $16,916, reimbursement of fuel expenses in the amount of $2,430, contribution to a private pension arrangement maintained by Mr. Harrington of $18,038, medical insurance premiums of $3,373, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $1,966 and samples of Company products in the amount of $52.

    For 2011, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $17,215, medical insurance premiums of $10,441, spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $5,770, including $300 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable. For 2010, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $10,234, medical insurance premiums of $10,221, spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $4,930 and samples of Company products in the amount of $40. For 2009, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $10,234, medical insurance premiums of $9,942, spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $7,434 and samples of Company products in the amount of $28.

    For 2011, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $4,880, medical insurance premiums of $10,295, reimbursement of life insurance premiums of $1,085, a payment of $13,444 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $3,939, including $510 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable, and reimbursement of home internet line charges of $59. For 2010, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $3,284, medical insurance premiums of $9,961, reimbursement of life insurance premiums of $1,085, a payment of $13,052 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $3,666, samples of Company products in the amount of $40, $75 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable, and reimbursement of home internet line charges of $515. For 2009, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $3,284, medical insurance premiums of $9,696, reimbursement of life insurance premiums of $1,077, a payment of $12,734 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $2,532, samples of Company products in the amount of $28 and reimbursement of home internet line charges of $429.

Employment Agreements

The Company has entered into employment agreements with each of the Named Executives, as described below. All of those agreements, other than the one with Mr. Boehm, were entered into in 2011 (Mr. Fusfield's new agreement was effective January 1, 2012) and replaced agreements that had expired or would expire in 2011. Mr. Boehm's employment agreement expires on December 31, 2012.

All of the agreements for the Named Executives (including those entered into in February 2011 with Messrs. Fluxman and Lazarus) provide for, among other things: (i) the termination of the employee by the Company upon the occurrence of specified events relating to the employee's conduct; (ii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave their employment with the Company; (iii) the continuation of compensation payments to a disabled Named Executive until such officer has been unable to perform the services required of him or her for specified periods of time; (iv) an automobile allowance; (v) payments to be used for the purchase of a disability insurance policy and term life insurance; (vi) payments upon death or disability; (vii) 401(k) plan payments; (viii) health insurance (or payments in lieu thereof); and (ix) payments in lieu of unused vacation time (up to certain limits). The budgets containing targeted performance on which bonuses may be earned under the employment agreements are required to be approved for such purpose by the Compensation Committee. These bonuses are subject to reduction in amounts equal to specified percentages by the Compensation Committee in the event of certain failures by a Named Executive to follow Company policy.

Under their employment agreements, the Named Executives are entitled to receive certain payments from the Company and the acceleration of certain equity awards in the event such a Named Executive's employment with the Company terminates under various circumstances, including termination by a Named Executive after a change in control of the Company.

Under the employment agreements for the Named Executives, a "change in control" is deemed to occur if (i) over a 12-month period, a person or group of persons acquires shares of the Company representing 35% of the voting power of the Company or a majority of the members of the board of directors is replaced by directors not endorsed by the members of the board of directors before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires 40% or more of the gross fair market value of the assets of the Company over a 12-week period.

The Named Executives and their immediate families also are entitled to receive certain complimentary spa services at facilities of the Company and samples of, and discounts on purchases of, products of the Company.

Leonard Fluxman. In February 2011, the Company entered into an employment agreement with Mr. Fluxman, effective as of January 1, 2011. The agreement provides for a minimum annual base salary of $721,000 and an annual incentive cash bonus with a threshold amount of 50% of Mr. Fluxman's base salary, payable upon the Company's achieving 90% of the targeted performance, an amount equal to Mr. Fluxman's base salary, payable upon achievement of the targeted performance and additional amounts payable on the Company's exceeding the threshold and target amounts, respectively, up to a maximum incentive cash bonus equal to 200% of Mr. Fluxman's base salary.

The new agreement for Mr. Fluxman provides that, to the extent required by applicable law, any incentive cash bonus paid to Mr. Fluxman under the agreement would be subject to recovery by the Company and repayment by Mr. Fluxman in the event of any restatement of the annual audited financial statements of the Company within three years following the year for which the incentive cash bonus was awarded. This "clawback" would only apply to the extent that the incentive cash bonus was in excess of the amount of the incentive cash bonus that should have been awarded, had the results of operations been correctly reported when initially audited and filed with the SEC.

Under the new agreement, in the event Mr. Fluxman's employment is terminated by the Company without cause (which includes non-renewal of the agreement) or by Mr. Fluxman for good reason (as defined in the agreement), among other benefits, Mr. Fluxman would be entitled to receive an amount equal to two and one-half times the sum of his then base salary, plus an amount equal to the target incentive cash bonus potentially payable for the year in question (a "Target Bonus Amount") to Mr. Fluxman.

In addition, in the event that Mr. Fluxman's employment is terminated by the Company without cause or by Mr. Fluxman for good reason within two years following a change in control of the Company, among other benefits, Mr. Fluxman would be entitled to receive an amount equal to (i) three times the sum of his then base salary plus the Target Bonus Amount and (ii) if the applicable performance criteria are achieved for the year, an amount equal to the incentive cash bonus that would have been payable for the year (the "Termination Incentive Bonus Amount"). Unlike Mr. Fluxman's prior employment agreement, the new agreement does not contain a gross-up provision for excise taxes that may be incurred by Mr. Fluxman in connection with certain severance payments.

Stephen Lazarus. In February 2011, the Company entered into an employment agreement with Mr. Lazarus, effective as of January 1, 2011 and with terms as described above for the new agreement for Mr. Fluxman, as modified as described below. The new agreement provides for a minimum annual base salary of $368,515 and an annual incentive cash bonus with a threshold amount of 37.5% of Mr. Lazarus's base salary, payable upon the Company's achieving 90% of the targeted performance, an amount equal to 75% of Mr. Lazarus's base salary, payable upon achievement of the targeted performance and additional amounts payable based on the Company's exceeding the threshold and target amounts, respectively, up to a maximum incentive cash bonus equal to 150% of Mr. Lazarus's base salary.

Under the new agreement, in the event Mr. Lazarus's employment is terminated by the Company without cause (which includes non-renewal of the agreement) or by Mr. Lazarus for good reason (as defined in the agreement), among other benefits, Mr. Lazarus would be entitled to receive an amount equal to two times the sum of his then base salary plus the Target Bonus Amount.

In addition, in the event that Mr. Lazarus's employment is terminated by the Company without cause or by Mr. Lazarus for good reason within two years following a change in control of the Company, among other benefits, Mr. Lazarus would be entitled to receive an amount equal to (i) two and one-half times the sum of his then base salary plus the Target Bonus Amount and (ii) the Termination Incentive Bonus Amount.

Sean Harrington. In August 2011, the Company entered into an employment agreement with Mr. Harrington, effective as of January 1, 2011 and with terms as described above in the agreement for Mr. Fluxman, as modified as described below. The new agreement provides for a minimum annual base salary of $380,405 (based on the 2011 Exchange Rate) and an annual incentive cash bonus with a threshold amount of 25% of Mr. Harrington's base salary, payable upon the Company's achieving 90% of the targeted performance, an amount equal to 50% of Mr. Harrington's base salary, payable upon achievement of the targeted performance and additional amounts payable based on the Company's exceeding the threshold and target amounts, respectively, up to a maximum incentive cash bonus equal to 100% of Mr. Harrington's base salary.

Under the new agreement, in the event Mr. Harrington's employment is terminated by the Company without cause or by Mr. Harrington for good cause (as defined in the agreement), including after a change in control of the Company, among other benefits, Mr. Harrington would be entitle to receive an amount equal to the sum of his then base salary, the Target Bonus Amount and the Termination Incentive Bonus Amount.

Glenn Fusfield. In April 2007, the Company entered into a five-year employment agreement with Glenn Fusfield, Executive Vice President and Chief Operating Officer - Maritime of the Company (during the term of that agreement), effective January 1, 2007. That agreement expired on December 31, 2011. Under that former agreement, as amended, Mr. Fusfield was entitled to receive an annual base salary of not less than $301,000 and a bonus comprised of three components (through 2009). Under the first component, Mr. Fusfield was entitled to receive a bonus equal to 20% of his then base salary upon the attainment of 90% of the budgeted income from operations of the Company's Maritime Division for the year in question and additional bonuses based on that division's exceeding that 90% threshold, including its exceeding the budgeted income from operations. Under the second component, Mr. Fusfield was entitled to receive a bonus of 3.75% of his then base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure (the "Second Component"). Under the third component, Mr. Fusfield was entitled to receive an amount equal to 1.25% of his then base salary upon the attainment of 90% of the budgeted income from operations of the Company's day spa in Coral Gables, Florida (the "Day Spa") for the year in question and additional bonuses based on Day Spa's exceeding that 90% threshold, including exceeding its budgeted income from operations. For 2010, the third component was eliminated and the amount of the Second Component was increased proportionately. For 2011, the performance measure for the Second Component was changed from the EPS Measure to the Net Income Measure. The agreement provided that if it were not renewed on terms at least as favorable as that agreement, Mr. Fusfield would have been entitled to certain payments.

The maximum bonus receivable under each of the components was an amount equal to twice the threshold amount indicated above for such component.

The agreement also provided for a grant on the date thereof of 10,000 restricted shares pursuant to the Current Plan, which vested equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

In December 2011, the Company entered into an employment agreement with Mr. Fusfield, as President and Chief Operating Officer - Steiner Transocean Limited of the Company, effective as of January 1, 2012 and with terms as described above in the agreement for Mr. Lazarus, as modified as described below. The new agreement provides for a minimum annual base salary of $363,542 and an annual incentive cash bonus with a threshold amount of 25% of Mr. Fusfield's base salary, payable upon the Company's achieving 90% of the targeted performance, an amount equal to 50% of Mr. Fusfield's base salary, payable upon achievement of the targeted performance and additional amounts payable based on the Company's exceeding the threshold and target amounts, respectively, up to a maximum incentive cash bonus equal to 100% of Mr. Fusfield's base salary.

Robert C. Boehm. The Company entered into a five-year employment agreement, effective January 1, 2008, with Robert C. Boehm, Executive Vice President and General Counsel of the Company. That agreement, which replaced an agreement that expired by its terms on December 31, 2007, provides for the payment of an annual base salary of not less than $331,100. For 2011, Mr. Boehm was entitled to receive an incentive cash bonus with a threshold amount of 25% of Mr. Boehm's base salary, payable upon the Company's achieving 90% of the targeted performance, an amount equal to 50% of Mr. Boehm's base salary, payable upon achievement of the targeted performance and additional amounts payable based on the Company's exceeding the threshold and target amounts, respectively, up to a maximum incentive cash bonus equal to 100% of Mr. Boehm's base salary.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Current Plan, which vested equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

If this employment agreement with Mr. Boehm is not renewed on terms at least as favorable as in this agreement, he also would be entitled to certain payments.

2009 Incentive Plan

Under the Current Plan, directors, officers and certain other employees of, and consultants to, the Company may be granted a variety of long-term incentives, including restricted and unrestricted shares, performance shares, RSUs, PSUs, non-qualified share options, incentive share options, share appreciation rights, exercise payment rights and other performance awards. The Current Plan is administered by the Compensation Committee of the board of directors. Under the Current Plan, the Compensation Committee determines, in its discretion, among other things, who will receive awards, when the awards will be granted, the number of shares or cash involved in each award, the time or times when restrictions on shares will lapse and any performance targets applicable to awards. Equity awards granted under the Current Plan may vest in specified installments.

In November 2011, an annual grant of RSUs and/or, as the case may be, PSUs was made to the Named Executives and certain other employees of the Company. Generally, the RSUs and PSUs vest equally over a three-year period, but the PSUs vest (over three years) only if certain specified Company performance targets are attained. At that time, Mr. Fusfield also received a grant of 12,000 RSUs in connection with his entering into a new employment agreement with the Company on the date of that grant. Holders of those RSUs and PSUs do not have voting, dividend or other rights of shareholders until the restrictions lapse with respect to those units.

The Non-Employee Directors, Mr. Warshaw and Ms. Warshaw, received annual grants of RSUs in 2011 under the Current Plan.

A total of 1,000,000 Common Shares have been reserved for issuance under the Current Plan, although that number is subject to adjustment for share dividends, share splits, recapitalizations and certain other events. The expiration date of the Current Plan, after which awards may not be made thereunder, is June 9, 2019. Except as may be required under any applicable regulatory rules, the board of directors may amend or discontinue the Current Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without each recipient's consent.

As of April 16, 2012, the only awards issued under the Current Plan have been a total of 826,595 restricted shares, RSUs and PSUs.

The Current Plan is substantially similar in most respects to the 1996 Option Plan and the 2004 Plan, both of which have expired other than with respect to outstanding awards thereunder.

Due to the limited number of shares remaining for issuance under the Current Plan, the board of directors has approved, and is seeking shareholder approval at the Annual Meeting, of the New Plan. The New Plan is substantially identical to the Current Plan. A total of 1,200,000 Common Shares would be reserved for issuance under the New Plan. If the New Plan is approved by the shareholders, no additional options or other awards would be granted under the Current Plan. The New Plan is described in detail below, under "Proposal 2 - Approval of the Company's 2012 Incentive Plan."

Equity Compensation Plan Information

The following information is as of December 31, 2011:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (2)
Equity Compensation Plans Approved by Security Holders(1)	131,135	$34.00	171,906
Total	131,135	$34.00	171,906

__________

    The number of securities to be issued upon exercise of outstanding options, warrants and rights includes shares issued under the (i) 1996 Option Plan; (ii) Non-Employee Directors' Plan; (iii) 2004 Equity Plan; (iv) Amended and Restated Non-Employee Directors' Share Option Plan; and (v) Current Plan. All of these plans, other than the Current Plan, have expired, other than with respect to awards made under those plans that continue to be outstanding.

    The amount reflected in this column represents securities remaining available for future issuance under the Current Plan.

2011 Grants of Plan-Based Awards

The following table sets forth information concerning 2011 awards to the Named Executives of (i) cash incentive bonuses pursuant to their respective employment agreements and the Current Plan and (ii) equity awards under the Current Plan. The holders of the PSUs and RSUs reported in this table have no rights as shareholders of the Company until the units vest.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Share Awards: Number of Shares of	Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#) (3)	of Share Awards (4)
Leonard I. Fluxman	-- 11/29/2011 11/29/2011	$360,810 -- --	$721,621 -- --	$1,443,242 -- --	-- 27,704 --	-- 27,704 --	-- 41,556 --	-- -- 12,101	-- $1,210,942 528,935
Stephen Lazarus	-- 11/29/2011 11/29/2011	138,193 -- --	276,386 -- --	552,772 -- --	-- 13,852 --	-- 13,852 --	-- 20,778 --	-- -- 6,051	-- 605,471 264,489
Sean C. Harrington	-- 8/30/2011 11/29/2011 11/29/2011	95,101 (5) -- -- --	190,202 (5) -- --	380,405 (5) -- -- --	-- -- 8,912 --	-- -- 8,912 --	-- -- 13,368 --	-- 15,000 (6) -- 3,893	-- 616,350 389,544 170,163
Glenn Fusfield	-- 11/29/2011 11/29/2011	88,238 -- --	176,476 -- --	352,953 -- --	-- 8,912 --	-- 8,912 --	-- 13,368 --	-- -- 15,893 (7)	-- 389,544 694,683
Robert C. Boehm	-- 11/29/2011 11/29/2011	87,389 -- --	174,779 -- --	349,559 -- --	-- 8,912 --	-- 8,912 --	-- 13,368 --	-- -- 3,893	-- 389,544 170,163

__________

    The amounts reported in these columns represent the threshold, target and maximum amounts of cash bonuses payable to the Named Executives for 2011 under their respective employment agreements and the Current Plan. The percentage of base salary for each Named Executive which correlates with the indicated amounts are set forth above, under "Employment Agreements." The performance measures for the bonuses for the Named Executives are set forth, above, under "Components of Compensation - Analysis, Short-Term Incentive Compensation." The actual cash bonus payment for 2011 for each Named Executive is reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table," above.

    The amounts reported under this heading with the grant date of November 29, 2011 represent PSUs granted as part of the annual grant of equity to executive officers and other officers and employees of the Company (the "Annual Award"). This award vests in three equal installments on February 27, 2013, November 29, 2013 and November 29, 2014, provided that the specified performance targets for 2012 are met. If 95% of the Net Income Measure or 90% for the other performance measures, as the case may be, with respect to a particular performance target, is met, the threshold award is earned and if the performance target is exceeded, the amount of shares awarded is increased, up to an amount equal to 150% of the target number of PSUs. For Messrs. Fluxman, Lazarus and Boehm, the performance measure is the achievement of the Net Income Measure. For Mr. Fusfield, the performance measures include the achievement of the budgeted income from operations of the Company's Maritime Division (two-thirds of the target number of shares) and the achievement of the Net Income Measure (one-third of the target number of shares). For Mr. Harrington, the performance measures include the achievement of the budgeted net income from the Elemis-Related Operations (two-thirds of the target number of PSUs, as adjusted) and the achievement of the Net Income Measure (one-third of the target number of PSUs). The terms of this award provide (i) that vesting of the PSUs would be accelerated in the event of the death or retirement of the Named Executive, termination of employment of the Named Executive by the Company without cause, termination of employment by the Named Executive for "good reason" as provided in the employment agreement for such Named Executive and a change in control of the Company and (ii) for forfeiture of the PSUs in the event of termination of employment, except as provided in clause (i).

    The amounts reported under this heading represent RSUs granted as part of the Annual Award. These RSUs vest equally on the first three anniversaries of the date of grant and have the same accelerated vesting and forfeiture provisions as the November 29, 2011 grant of PSUs described in note (2), above.

    The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (without estimates of forfeiture) for PSUs and RSUs granted to the Named Executives in 2011. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in "Note 2(o) - Stock-Based Compensation - Restricted Shares" to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's 2011 10-K.

    Mr. Harrington's cash compensation is paid in British Pounds Sterling. These amounts are presented in U.S. Dollars based on the 2011 Exchange Rate.

    These RSUs were awarded to Mr. Harrington in connection with his entry into an employment agreement with the Company. These RSUs vest equally on the first three anniversaries of the date of grant and have the same accelerated vesting and forfeiture provisions as the November 29, 2011 grant of PSUs described in note (2), above.

    The amount reported for Mr. Fusfield includes 12,000 RSUs awarded to Mr. Fusfield in connection with his entry into an employment and severance agreement with the Company. These RSUs vest equally on the first five anniversaries of the date of grant and have the same accelerated vesting and forfeiture provisions as the November 29, 2011 grant of PSUs described in note (2), above.

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards (1)			Share Awards
Name	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date	Number of shares or units of shares that have not vested (#) (2)	Market value of shares or units of shares that have not vested ($) (3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3) (4)
Leonard I. Fluxman	--	--	--	85,549 (5)	$3,883,069	84,548 (6)	$3,837,634
Stephen Lazarus	11,500 --	37.63 --	1/30/2016 --	-- 32,690 (7)	-- 1,483,799	-- 42,273 (8)	-- 1,918,771
Sean C. Harrington	--	--	--	28,043 (9)	1,272,872	27,198 (10)	1,234,517
Glenn Fusfield	--	--	--	24,286 (11)	1,102,342	27,198 (12)	1,234,517
Robert C. Boehm	8,566 --	37.63 --	1/30/2016 --	-- 13,043 (13)	-- 592,022	-- 27,198 (14)	-- 1,234,517

__________

    All options in this table vested in equal installments on the first three anniversaries of the date of grant (which is the day after the date that is ten years before the expiration date for each option), subject to acceleration in the event of a change in control of the Company or the death of the holder, and have ten-year terms. In each case, the exercise price of the options is equal to the average of the high and low prices of a Common Share on the grant date.

    The amounts in this column include (i) RSUs that have not yet vested and (ii) performance shares whose performance targets were satisfied as of December 31, 2011 that have not yet vested.

    The amounts in this column were determined by multiplying the number of Common Shares by $45.39, the closing price of a Common Share on December 30, 2011.

    The number of shares and the market value thereof reflected in these columns, respectively, are based on the number of shares that may be awarded if the maximum performance is achieved (because the pertinent 2010 performance exceeded the target performance measure therefor).

    Of these shares, 20,102 vest on December 10, 2012, 19,173 vest on each of December 2, 2012 and December 2, 2013, 15,000 vest on December 2, 2014 and 4,034 (rounded to the nearest whole number) vest on each of November 29, 2012, November 29, 2013 and November 29, 2014.

    With respect to these awards, 12,954 PSUs vested on March 2, 2012, and 12,955 vest on each of December 2, 2012 and December 2, 2013 as a result of the 2011 performance target for these shares having been exceeded and 9,235 (rounded to the nearest whole number) vest on each of February 27, 2013, November 29, 2013 and November 29, 2014 if the 2012 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is less than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the maximum performance targets for 2010 and 2011, whereas the former includes the amount actually awarded (with respect to the awards based on 2011 performance), which amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2011, the date of the table.

    Of these shares, 6,466 vest on December 10, 2012, 6,086 vest on December 2, 2012, 6,087 vest on December 2, 2013, 4,000 vest on each of December 2, 2014 and December 2, 2015 and 2,017 vest on each of November 29, 2012, November 29, 2013 and November 29, 2014.

    With respect to these awards, 6,478 PSUs vested on March 2, 2012 and 6,477 vest on each of December 2, 2012 and December 2, 2013 as a result of the 2011 performance target for these shares having been exceeded and 4,617 (rounded to the nearest whole number) vest on each of February 27, 2013, November 29, 2013 and November 29, 2014 if the 2012 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is less than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the maximum performance targets for 2010 and 2011, whereas the former includes the amount actually awarded (with respect to the awards based on 2011 performance), which amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2011, the date of the table.

    Of these shares, 6,466 vest on December 10, 2012, 1,342 vest on each of December 2, 2012 and December 2, 2013, 5,000 vest on each of August 30, 2012, August 30, 2013 and August 30, 2014 and 1,298 (rounded to the nearest whole number) vest on each of November 29, 2012, November 29, 2013 and November 29, 2014.

    With respect to these awards, 2,936 PSUs vested on March 2, 2012 and 2,936 vest on each of December 2, 2012 and December 2, 2013 as a result of the 2011 performance target for these shares having been exceeded and 2,971 (rounded to the nearest whole number) vest on each of February 27, 2013, November 29, 2013 and November 29, 2014 if the 2012 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is less than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the maximum performance targets for 2010 and 2011, whereas the former includes the amount actually awarded (with respect to the awards based on 2011 performance), which amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2011, the date of the table.

    Of these shares, 5,709 vest on December 10, 2012, 1,342 vest on each of December 2, 2012 and December 2, 2013, 3,698 (rounded to the nearest whole number) vest on each of November 29, 2012, November 29, 2013 and November 29, 2014 and 2,400 vest on each of November 29, 2015 and November 29, 2016.

    With respect to these awards, 4,127 PSUs vested on March 2, 2012 and 4,126 vest on each of December 2, 2012 and December 2, 2013 as a result of the performance targets for these shares having been exceeded and 2,971 (rounded to the nearest whole number) vest on each of February 27, 2013, November 29, 2013 and November 29, 2014 if the 2012 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is less than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the maximum performance targets for 2010 and 2011, whereas the former includes the amount actually awarded (with respect to the awards based on 2011 performance), which amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2011, the date of the table.

    Of these shares, 6,466 vest on December 10, 2012, 1,342 vest on each of December 2, 2012 and December 2, 2013 and 1,298 (rounded to the nearest whole number) vest on each of November 29, 2012, November 29, 2013 and November 29, 2014.

    With respect to these awards, 4,168 PSUs vested on March 2, 2012 and 4,167 vest on each of December 2, 2012 and December 2, 2013 as a result of the 2011 performance targets for these shares having been exceeded and 2,971 (rounded to the nearest whole number) vest on each of February 27, 2013, November 29, 2013 and November 29, 2014 if the 2012 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is less than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the maximum performance targets for 2010 and 2011, whereas the former includes the amount actually awarded (with respect to the awards based on 2011 performance), which amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2011, the date of the table.

2011 Option Exercises and Shares Vested

	Option Awards		Share Awards
Name	Number of shares acquired on exercise (#) (1)	Value realized on exercise ($) (2)	Number of shares acquired on vesting (#) (3)	Value realized on vesting ($) (4)
Leonard I. Fluxman	61,500	$978,344	81,652	$3,837,060
Stephen Lazarus	--	--	26,186	1,230,616
Sean C. Harrington	5,500	57,162	20,648	973,483
Glenn Fusfield	--	--	18,438	869,156
Robert C. Boehm	12,021	403,465	24,775	1,166,905

__________

    For each Named Executive, this number represents the total number of shares underlying options that were exercised in 2011.

    The amounts in this column represent the difference between (i) the aggregate market price of the underlying shares on the date of exercise of the options (calculated by using the price of a Common Share on the Nasdaq Global Select Market at the time of exercise of the options) and (ii) the aggregate exercise price for the exercised options. The options were exercised using net share settlement (shares that otherwise would have been received upon the exercise of options were used to cover the exercise price and were withheld to pay income tax).

    The amounts in this column represent the RSUs and PSUs that vested for each Named Executive in 2011. Upon vesting, where applicable, the restrictions associated with these shares lapsed. The amounts in this column do not take into account shares surrendered to satisfy the Named Executives' tax withholding obligations upon the vesting of RSUs or PSUs, as the case may be.

    The amounts in this column were calculated by multiplying the number of RSUs and PSUs that vested in 2011 for each Named Executive by the closing price of a Common Share on the Nasdaq Global Select Market on the date of vesting. The amounts in this column do not take into account amounts paid by the Named Executives by means of surrender of shares to satisfy tax obligations upon the vesting of RSUs or PSUs, as the case may be.

Potential Payments on Termination, Including After a Change in Control

The information below reflects the incremental compensation that may be received by the Named Executives (or their beneficiaries, as applicable) under their employment agreements and under certain insurance policies, premiums for which are paid by the Company, upon the termination of employment: (i) by the Company without cause, (ii) by the individual for cause, (iii) after a change in control of the Company, (iv) upon a non-renewal of the agreement after its expiration, (v) on death and (vi) in connection with a disability (each a "Termination Event").

The information below assumes that the Termination Event occurred on December 31, 2011, the last day of the Company's last fiscal year. Among the amounts reflected below are those based on the price of the Common Shares. For this purpose, the value of each of the Common Shares is $45.39, the closing price of a Common Share on the Nasdaq Global Select Market on December 30, 2011.

The amounts set forth in the table below (i) do not include any unpaid accrued amounts of compensation that would have been payable to the Named Executives as of December 31, 2011, whether or not a Termination Event had occurred and (ii) are payable in a lump sum, except as indicated in the notes to the table. The amounts in this table do not reflect the terms of the new employment agreement entered into with Mr. Fusfield in November 2011, effective January 1, 2012.

Name	Cash Payment $ (1)	Restricted Shares $ (2)	Life Insurance Proceeds $ (3)	Disability Insurance Proceeds $ (4)	Total $
Leonard I. Fluxman
Termination without cause by Company(5)	$ 4,864,746	$6,904,591	--	--	$ 11,769,337
Termination for cause by Employee	4,864,746	6,904,591	--	--	11,769,337
Change in Control (6)	5,225,556	6,904,591	--	--	12,130,147
Non-renewal of employment agreement (7)	4,864,746	6,904,591	--	--	11,769,337
Death	1,464,123	6,904,591	$4,843,865	--	13,212,579
Disability	1,464,123	6,904,591	--	$2,040,000	10,408,714
Stephen Lazarus
Termination without cause by Company	2,060,373	2,994,560	--	--	5,054,933
Termination for cause by Employee	2,060,373	2,994,560	--	--	5,054,933
Change in Control (6)	2,382,823	2,994,560	--	--	5,377,383
Non-renewal of employment agreement (7)	2,060,373	2,994,560	--	--	5,054,933
Death	20,881	2,994,560	1,947,364	--	4,962,805
Disability	20,881	2,994,560	--	2,727,000	5,742,441
Sean Harrington
Termination without cause by Company	758,960	2,077,183	--	--	2,836,143
Termination for cause by Employee	758,960	2,077,183	--	--	2,836,143
Change in Control (6)	758,960	2,077,183	--	--	2,836,143
Death	--	2,077,183	1,711,917	--	3,789,100
Disability	--	2,077,183	--	--	2,077,183
Glenn Fusfield
Termination without cause by Company	1,163,770	2,068,740	--	--	3,232,510
Termination for cause by Employee	705,906	2,068,740	--	--	2,774,646
Change in Control (6)	705,906	2,068,740	--	--	2,774,646
Non-renewal of employment agreement (7)	529,429	2,068,740	--	--	2,598,169
Death	539,870	2,068,740	705,906	--	3,314,516
Disability (termination by Company)	566,885	2,068,740	--	3,435,200	6,070,825
Disability (termination by Employee)	213,932	2,068,740	--	3,435,200	5,717,872
Robert C. Boehm
Termination without cause by Company	1,128,627	1,564,003	--	--	2,692,630
Termination for cause by Employee	913,873	1,564,003	--	--	2,477,876
Change in Control (6)	913,873	1,564,003	--	--	2,477,876
Non-renewal of employment agreement (7)	524,339	1,564,003	--	--	2,088,342
Death	534,633	1,564,003	1,048,677	--	3,147,313
Disability (termination by Company)	549,314	1,564,003	--	356,000	2,469,317
Disability (termination by Employee)	174,780	1,564,003	--	356,000	2,094,783

__________

    Pursuant to the terms of their employment agreements with the Company, the Named Executives are entitled to the following cash payments upon the indicated Termination Events:

    Mr. Fluxman: (i) without cause by the Company (including non-renewal of the employment agreement) or for cause by Mr. Fluxman: an amount equal to (a) two and one-half times the sum of his (x) base salary and (y) target incentive cash bonus (the "Payable Bonus"), (b) an amount equal to the Termination Incentive Bonus and (c) the cost of the benefits he would be entitled to receive under COBRA for 24 months (the "COBRA Payment"); (ii) change in control: if termination occurs within 24 months after a change in control, the benefits would be the same as described in clause (i), above, except that the multiple in sub-clause (a) would be three, instead of two and one-half and if the termination occurs as a result of death or disability, Mr. Fluxman would not be entitled to the Termination Incentive Bonus, and the Payable Bonus would be pro-rated to reflect the days of the year prior to the date of termination (the "Pro-Rata Target Bonus"); and (iii) death and disability: an amount equal to the Pro-Rata Target Bonus and the COBRA Payment.

    Mr. Lazarus: same as for Mr. Fluxman (but based on Mr. Lazarus's compensation amounts), except that the multiple in sub-clause (a) of clause (i) is two, instead of two and one-half, and the multiple in clause (ii) is two and one-half, instead of three.

    Mr. Harrington: (i) without cause by the Company or for cause by Mr. Harrington: an amount equal to his base salary, the Payable Bonus and the Termination Incentive Bonus; (ii) change in control: if termination occurs within 24 months after a change in control, the benefits would be the same as described in clause (i), above, except that if the termination occurs as a result of death or disability, Mr. Harrington would not be entitled to the Termination Incentive Bonus, but would be entitled to a Pro-Rata Target Bonus; and (iii) death and disability: an amount equal to the Pro-Rata Target Bonus.

    Mr. Fusfield (i) without cause by the Company: an amount equal to twice the aggregate of each of his then base salary, the Payable Bonus, the costs of benefits to which he was entitled as of the termination date (the "Benefits Amount") and his automobile allowance; (ii) for cause by Mr. Fusfield: the aggregate of his then base salary for the longer of 24 months and the remaining term of the agreement, the Payable Bonus for the remaining term of the agreement, the Benefits Amount and his automobile allowance for the remaining term of the agreement; (iii) change in control: same as termination for cause by Mr. Fusfield (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus; (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year; (vi) disability (termination by the Company): the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year; and (vii) disability (termination by Mr. Fusfield): the aggregate of the Payable Bonus and the Benefits Amount for one year.

    Mr. Boehm: (i) without cause by the Company: an amount equal to twice the aggregate of each of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance; (ii) for cause by Mr. Boehm: the aggregate of his then base salary for the longer of 24 months and the remaining term of the agreement, the Payable Bonus for the remaining term of the agreement, the Benefits Amount and his automobile allowance for the remaining term of the agreement; (iii) change in control: same as termination for cause by Mr. Boehm; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus; (v) death: the aggregate of his then base salary and the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year after the date of death; (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year and (vii) disability (termination by Mr. Boehm): the aggregate of the Payable Bonus and the Benefits Amount for one year.

    These amounts represent the value of unvested RSUs and PSUs subject to accelerated vesting as a result of the Termination Event in question as of December 31, 2011. That value is derived by multiplying the number of accelerated shares by the closing price of a Common Share on the Nasdaq Global Select Market on December 31, 2011.

    Represents proceeds of term life insurance policies, the premiums for which are paid by the Company.

    Represents, for each Named Executive, the total of the monthly proceeds payable through age 65 under a disability insurance policy for which the Company reimburses the Named Executive for premium payments. Amounts under this heading represent the total maximum benefit for each Named Executive, even where the Company only pays a portion of such benefit.

    Includes non-renewal of the employment agreement.

    Each of the Named Executives is entitled to the cash payments described above in note (1) upon a change in control of the Company, but only upon termination of his employment upon or after the change in control. The Named Executives have rights to accelerated vesting of equity awards in the event of a change in control of the Company without further action on their part. For RSUs and PSUs, acceleration occurs upon a change in control under the terms of the respective equity plans, grant agreements and/or, as the case may be, employment agreements.

    These payments apply if the applicable agreement is not renewed on terms no less favorable than the existing agreement. Payments upon non-renewal extend by one year the term of the post-employment non-competition obligation applicable to the Named Executive.

Compensation Committee Interlocks and Insider Participation

Mr. Harris, Mr. Preston, Ms. Cohen and Ms. Dickins served as members of the Compensation Committee throughout 2011. None of the members of the Compensation Committee has ever been an employee of the Company and none of them has had a relationship, other than service on the board of directors, requiring disclosure in this Proxy Statement under applicable SEC regulations. None of the executive officers of the Company has served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Company's board of directors or on the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and certain officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based upon a review of such forms furnished to the Company and upon representations from certain persons subject to the reporting requirements of Section 16(a), the Company is not aware of any person who did not timely file reports required by Section 16(a) of the Exchange Act during 2011, except (i) the Form 4 reports with respect to one transaction on behalf of each of Robert C. Boehm, Leonard Fluxman, Glenn Fusfield, Sean Harrington, Michael Indursky, Robert Lazar, Stephen Lazarus, Jeff Matthews, Bruce Pine and Robert Schaverien disclosing the acquisition of performance share units which vested following the determination in February 2011 that the required performance criteria had been met, (ii) one Form 4 report with respect to three transactions on behalf of Leonard Fluxman, (iii) one Form 4 report with respect to one transaction on behalf of each of Glenn Fusfield, Robert Lazar and Bruce Pine and (iv) one Form 4 report with respect to two transactions on behalf of Sean Harrington.

CERTAIN TRANSACTIONS

The Audit Committee of the board of directors is responsible for review and approval of transactions between the Company or its subsidiaries and related parties. For this purpose, a "related party" is any officer, director, nominee for director, 5% shareholder or any employee (other than, for employees who are not directors or executive officers, where the amount of the transaction does not exceed $50,000 ("Other Employee Transactions")) of the Company and their immediate family members.

The Audit Committee has adopted the above policy in writing. Pursuant to the Audit Committee's direction, the Company has also adopted a written policy setting forth procedures related to approval by senior management of Other Employee Transactions.

To the extent practicable, related party transactions are presented to the Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, the Audit Committee may consider, among other things, any effect a transaction may have upon a director's independence, whether the transaction involves terms and conditions that are no less favorable to the Company than those that could be obtained in a transaction between the Company and an unrelated third party and the nature of the related party's involvement in the transaction. Management will notify the Audit Committee not less frequently than quarterly of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. The Company has adopted procedures to implement the foregoing policies.

United Kingdom Lease

Effective June 24, 2000, Elemis entered into a 20-year lease with Harrow Weald Limited ("HWL"), whereby Elemis leases approximately 12,500 square feet of space in the London borough of Harrow used for the operations of Elemis and the Company's United Kingdom training operations (the "Lease"). HWL is an entity owned by the children of Clive E. Warshaw and Michèle Steiner Warshaw. The annual rent is subject to increase after the fifth, tenth and 15th years of the Lease term based on market conditions. In addition to other obligations of Elemis under the Lease, rent payments totaled $307,946 for 2011, based on the 2011 Exchange Rate. For the first five years of the Lease term, the rent reflected the agreement of HWL to reduce by 50% the annual rent. The second five-year term commenced in June 2005. In addition to the end of the 50% rent reduction in June 2005, rent was adjusted at that time as required under the terms of the Lease using the changes in a United Kingdom retail price index as the guideline, as approved by the Audit Committee. Effective June 2010, the rent was increased to reflect the market rate as required in the Lease. The amount of the increase was negotiated between the Company and Mr. Warshaw and reflected input from an independent consultant with expertise in this area. For 2012, the total rent will be $304,182, based on the GBP to USD exchange rate on April 16, 2012 (the "April 16, 2012 Exchange Rate") and based on the current rental amount. The Company believes that the terms of the Lease are no less favorable to the Company than would have been obtained from an unrelated party.

Compensation of Robert Schaverien

Robert Schaverien serves as the Managing Director of Steiner Training Limited ("Training"), a United Kingdom subsidiary of the Company responsible for the training of shipboard employees. Until February 2012, Mr. Schaverien was the son-in-law of Clive E. Warshaw and Michèle Steiner Warshaw. Because he is an executive officer of the Company, in addition to the requirement that his compensation be approved by the Audit Committee because of this relationship, the compensation payable to Mr. Schaverien (including the targets upon which his bonus is based) is required to be approved by the Compensation Committee. Mr. Schaverien's cash compensation is paid in British Pounds Sterling. For 2011, Mr. Schaverien received a salary of $201,677, a bonus of $169,459, an automobile allowance of $16,363, reimbursement of fuel expenses in the amount of $9,875, medical insurance premiums of $5,014 and spa services for Mr. Schaverien at Company facilities in the amount of $531 (in each case, based on the 2011 Exchange Rate). The dollar amounts for the perquisites and personal benefits described above for Mr. Schaverien and, where applicable, for Ms. Warshaw, below, were determined as described in note (3) to the "Summary Compensation Table," above, under "Executive Compensation."

In November 2011, Mr. Schaverien was granted, as part of the annual equity award to executive officers and certain other employees of the Company, (i) 986 RSUs that vest equally over three years, and which have a grant date fair value of $43,098 and (ii) 2,708 PSUs that vest equally on each of February 27, 2013, November 29, 2013 and November 29, 2014 (provided that certain specified performance targets are met for 2012) and which have a grant date fair value of $118,367.

The grant date fair value for each of these awards is the dollar amount recognized by the Company for financial statement reporting purposes for 2011 in accordance with FASB ASC Topic 718 (excluding forfeiture estimates). The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(o) to the Consolidated Financial Statements of Steiner Leisure Limited and its Subsidiaries, contained in the Company's 2011 10-K.

For 2012, Mr. Schaverien will receive a base salary of $205,189 (based on the April 16, 2012 Exchange Rate) and will be entitled to the same benefits as described above for him for 2011. For 2012, Mr. Schaverien is entitled to receive a bonus comprised of two components. Under the first component, Mr. Schaverien is entitled to receive a bonus of 20% of his base salary upon the attainment by Training and the Company's Maritime Division of 90% of their combined income from operations (subject to a specified adjustment) for the year and additional bonuses based on exceeding that 90% threshold, up to a maximum bonus of 40% of his base salary. Under the second component, Mr. Schaverien is entitled to receive a bonus of five percent of his base salary upon the attainment of 90% of the Net Income Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the Net Income Measure, up to a maximum of 10% of his base salary.

Compensation of Michèle Steiner Warshaw

Michèle Steiner Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary. That subsidiary owns rights with respect to a number of products sold by the Company. Ms. Warshaw is a member of the board of directors of the Company and is the wife of Clive E. Warshaw. Pursuant to a five-year employment agreement with the Company effective January 1, 2007, Ms. Warshaw was entitled to receive a base salary of $80,000, a fee of $1,500 for each meeting of the board of directors and a committee thereof (where invited by that committee) attended and an annual award under the Current Plan of RSUs of the Company in an amount determined by dividing $75,000 by the closing price of a Common Share on the date of such award.

This agreement also provided for a payment of one year's base salary to Ms. Warshaw in the event she terminated the agreement after a material breach thereof or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning as in the employment agreements for the Named Executives who have employment agreements) or if the Company terminated the agreement without cause. Under this agreement, Ms. Warshaw also was subject to confidentiality and non-competition requirements similar to those under the employment agreements with the Named Executives.

For 2011, Ms. Warshaw received the aforesaid payments, as well as certain perquisites and compensation as a director of the Company, as described in the "Director Compensation Table" under "Compensation of Directors," above.

Ms. Warshaw's employment agreement expired on December 31, 2011. For 2012, the Compensation Committee and Ms. Warshaw agreed that she will receive a base salary of $100,000, but, otherwise, her compensation arrangements for 2012 are the same as those described above for 2011, including with respect to post-employment payments and confidentiality and non-competition requirements.

Payments to Joseph Acebal and Richard Mikles in Connection with Acquisition

On November 1, 2011, in connection with the closing of our acquisition of Ideal Image, each of Joseph Acebal and Richard Mikles, Co-Chief Executive Officers of Ideal Image both before and after that closing, received as part of the consideration for the transaction and in respect of their ownership interests in Ideal Image, 62,296 Common Shares with a valuation of $2,578,620 (based on a price per share calculated in accordance with the transaction document). Messrs. Acebal and Mikles each also received $10,000,000 in cash in connection with the closing of this transaction in respect of their ownership interests in Ideal Image.

PROPOSAL 2 - APPROVAL OF THE COMPANY'S
2012 INCENTIVE PLAN

Introduction

In April 2012 the board of directors of the Company unanimously approved, subject to shareholder approval, the Company's 2012 Incentive Plan (the "New Plan"). If the New Plan is approved by the shareholders, the Current Plan would be terminated and no additional RSUs, PSUs or other awards would be granted under the Current Plan. However, outstanding awards granted under the Current Plan and its predecessor plans would continue to be governed by the terms of those plans, as applicable. The Company has no compensation plans other than the Current Plan under which equity awards can be made to employees, directors or others. The board of directors recommends that the shareholders approve the New Plan.

Summary of Proposal

Under the New Plan, which is substantially identical to the Current Plan, if it is approved by the shareholders, the Participants (as defined below) can be granted a variety of long term incentives, including non-qualified share options, incentive share options, share appreciation rights, grants of restricted shares, restricted share units, unrestricted shares and performance awards (including performance shares). The recipients and the types, amounts and terms of awards that may be made under the New Plan are determined by, and the New Plan is administered by, the Compensation Committee of the board of directors. The Compensation Committee consists solely of independent directors of the Company.

The Current Plan, which has been in effect since it was approved by shareholders in June 2009, has played an important role in the Company's efforts to attract and retain directors, executive officers and other employees of outstanding ability and to align the interests of such Participants with those of the shareholders of the Company.

A total of 1,000,000 Common Shares were available for grant under the Current Plan. As of April 16, 2012, the only awards issued under the Current Plan have been 826,595 restricted shares, RSUs and PSUs, including a total of 22,164 RSUs and PSUs that were cancelled as a result of the termination of employment of the recipients thereof. Accordingly, as of that date, approximately 173,405 shares remained available to be granted under the Current Plan.

If the New Plan is approved by the shareholders, there would be 1,200,000 Common Shares available for issuance thereunder, which would represent approximately 7.28% of the sum of the Company's outstanding shares as of April 16, 2012 and those available shares. As of that date, the Company had outstanding, under the Current Plan and its predecessor plans, options covering 118,691 shares, with a weighted average exercise price of $34.89 and a weighted average remaining contractual term of 3.55 years, and a total of 526,680 unvested RSUs and PSUs.

Reason for Adoption of New Plan

The board of directors believes that it is in the best interest of the Company to adopt the New Plan so that the Company would be able to continue to (i) reward and motivate executive officers and other officers and employees eligible to receive awards under the New Plan with compensation in a form allowing them to participate in the growth of the Company, (ii) enhance the ability of the Company to attract highly qualified individuals for positions with the Company, including as needed in connection with acquisitions by the Company, and (iii) provide appropriate compensation to directors of the Company, consistent with the Company's policy of promoting an identity of interest between the Non-Employee Directors and the Company's shareholders. The board of directors believes that such activities are a critical portion of the Company's compensation strategy and important to the Company's success.

The principal reason for adopting the New Plan at this time is to increase the number of shares available for grants of awards to Participants. There remain approximately 173,405 shares available for grant under the Current Plan. The board of directors believes that additional shares are needed to continue making awards to its officers and other employees and directors (there is no separate plan under which equity awards can be made to directors of the Company) for the next few years.

The New Plan is summarized below. This summary is qualified by the terms of the New Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Summary of the New Plan

Persons eligible to participate in the New Plan ("Participants") are required to be (i) employees of the Company or a subsidiary of the Company serving in managerial, administrative or professional positions, (ii) directors of the Company or (iii) consultants to the Company or a subsidiary of the Company.

Awards under the New Plan would be made by the Compensation Committee in its sole discretion. Accordingly, the amounts and types of awards that would be made under the New Plan are not determinable at this time. Additionally, the ultimate value of any awards that are made under the New Plan would depend on the value of a Common Share at the time of settlement of the awards, which, likewise, is not determinable at this time. Information with respect to awards made during the last fiscal year under the Current Plan is contained in the "Director Compensation Table," above, and the "2011 Grants of Plan-Based Awards Table," above. The closing price of a Common Share on the Nasdaq Global Select Market was $47.71 on April 16, 2012.

The types of awards that may be made under the New Plan are described below.

Restricted Shares. Common Shares may be awarded under the New Plan subject to such terms and conditions as the Compensation Committee may determine ("Restricted Shares"). Such terms and conditions may include, but are not limited to, the requirement of continued service with the Company, the manner in which such Restricted Shares are held, the extent to which the holder of such Restricted Shares has rights of a shareholder and the circumstances under which such Restricted Shares shall be forfeited. Upon the termination of employment of a Participant who is an employee during the period any restrictions are in effect, all Restricted Shares shall be forfeited unless otherwise provided in the grant of such Restricted Shares. The period over which an award of Restricted Shares may vest may not be less than three years from the date of grant of the award, except for awards made to Non-Employee Directors (up to a total of 100,000 Common Shares, including RSUs), which may have a vesting period of less than three years.

Restricted Share Units. A restricted share unit (an "RSU") is a right to receive Common Shares or cash or a combination thereof over a specified period of time. An RSU will be subject to the same types of terms and conditions as may be made applicable to awards of Restricted Shares, including those identified above. The period over which an award of RSUs may vest may not be less than three years from the date of grant of the award, except for awards made to Non-Employee Directors (up to a total of 100,000 Common Shares, including Restricted Shares), which may have a vesting period of less than three years.

Performance Awards. Under the New Plan, the Compensation Committee may grant performance awards entitling the Participant to receive Common Shares or cash based upon the achievement of individual, Company or business unit performance goals identified in the New Plan and upon such other conditions as the Compensation Committee may determine, including, but not limited to, those described above, for Restricted Shares. Unless otherwise provided in the award, an employee receiving a performance award must be an employee at the end of the performance period to receive the award. The period over which a performance award of Common Shares may vest must be at least one year.

Share Options. Share options granted under the New Plan may be either (i) options intended to qualify as "incentive stock options" (hereinafter "incentive share options") under the Code, or (ii) non-qualified share options. Incentive share options may be granted under the New Plan to employees of the Company and its corporate subsidiaries (as defined in the Code). Non-qualified share options may be granted to consultants, directors or employees of the Company and its subsidiaries.

A share option may vest in a Participant to whom it is granted and be exercisable only after the earliest of (i) such period of time as the Compensation Committee determines and specifies in the grant (which may be in installments), but, with respect to employees, in no event less than one year following the date of grant; (ii) the Participant's death; or (iii) a change in control (as defined below) of the Company.

The exercise price of share options, as determined by the Compensation Committee, may not be less than the fair market value of the Common Shares on the date of grant and the term of any share option may not exceed ten years from the date of grant. With respect to any Participant who owns shares representing more than 10% of the voting power of the outstanding capital shares of the Company, the exercise price of any incentive share option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant. The aggregate fair market value, determined as of the date the related share option is granted, of all Common Shares with respect to which incentive share options are exercisable for the first time by a Participant in any one calendar year may not exceed $100,000.

Payment of the option price may be made by certified or bank cashier's check, by tender of Common Shares then owned by the Participant or by any other means acceptable to the Compensation Committee and must be made within ten business days after the date of exercise of the option. Incentive share options granted pursuant to the New Plan are not transferable, except as permitted under the Code. Non-qualified share options are subject to restrictions on transfer as set forth in the award agreements for such options. With respect to Participants who are employees, during the Participant's lifetime, generally, options may be exercised only while the Participant is in active employment with the Company or within 30 days after such employment is terminated for cause. Where, however, such employment is terminated as a result of the death or disability (as defined in the New Plan) of the employee, options may be exercised within one year after such death or disability. Where such employment is terminated other than due to the death or disability of the Participant, or by the Company for cause, employees have three months to exercise their options after termination.

Share Appreciation Rights. A share appreciation right (a "SAR") is a contractual right granted to the Participant to receive, either in cash or Common Shares, an amount equal to the appreciation of one Common Share from the date of grant through a specified period of time. SARs may be granted as freestanding awards or in tandem with awards of options. Unless otherwise determined by the Compensation Committee, if a SAR is granted in relation to an option, the terms and conditions applicable to the SAR will be based on the terms and conditions applicable to the option. A SAR granted in relation to an option may only be exercised upon surrender of the right to exercise such option for an equivalent number of Common Shares. An option granted in relation to a SAR may only be exercised upon surrender of the right to exercise such SAR for an equivalent number of Common Shares. A SAR shall vest in a Participant to whom it is granted and be exercisable only after the earliest of (i) such period of time as the Compensation Committee determines and specifies in the grant (which may be in installments), but, with respect to employees, in no event less than one year following the date of grant; (ii) the Participant's death; or (iii) a change in control of the Company. The term of a SAR may not exceed ten years from the date of grant.

No Repricing. Unless such action is approved by the Company's shareholders, (i) no outstanding options or SARs granted under the New Plan may be amended to provide an option price, or grant price, respectively, that is lower than the then-current option price or grant price of such outstanding options or SARs; (ii) no outstanding options or SARs may be cancelled and new awards granted in substitution covering the same or a different number of Common Shares and having an option price, or grant price, respectively, lower than the then-current option price or grant price of the cancelled options or SARs; and (iii) the Compensation Committee may not authorize the repurchase of outstanding options or SARs which have an option price or grant price that is higher than the then-current fair market value of a Common Share.

Rights of Holders. Unless otherwise provided in the agreement for a particular award, holders of performance awards or Restricted Share Units do not have any rights of holders of Common Shares.

Unrestricted Shares. The Committee may also grant Common Shares (at no cost or for a purchase price determined by the Compensation Committee) that are free from any forfeitability restrictions.

Section 162(m) Compliance. The New Plan has language intended to comply with the provisions of Section 162(m) of the Code, including, among other things, the criteria for specified performance goals that may be established by the Compensation Committee in connection with awards and a limit on the maximum number of Common Shares that may be granted to a Participant under the New Plan in any fiscal year.

Change in Control. Unless otherwise provided in an award agreement, in the event of a change in control of the Company, the Compensation Committee may provide, on a case by case basis, that (i) some or all outstanding awards may become immediately exercisable or vested, (ii) awards terminate, provided that the Participant would have the right, immediately prior to the change in control, to exercise any vested award and/or (iii) awards terminate, provided the Participant would be entitled to a cash payment equal to the excess of the aggregate fair market value of the Common Shares subject to the awards (to the extent then exercisable or otherwise, as determined by the Compensation Committee) over the aggregate option price, grant price or purchase price, as the case may be. For purposes of the New Plan, a "change of control" is deemed to occur if a person or group (as defined under the federal securities laws) of persons acquires shares of the Company representing a total of 35% or more of the voting power of the Company or over a 12-month period a majority of the members of the board of directors is replaced by directors not endorsed by the members of the board of directors before their appointment.

Under the New Plan, the Compensation Committee has discretion in the case of a change in control of a subsidiary of the Company to accelerate the exercisability or vesting of outstanding awards under the New Plan.

Dissolution or Liquidation. In the event of dissolution or liquidation of the Company, the New Plan and all awards granted thereunder would terminate, but holders of awards granted under the New Plan would have the right to exercise those awards whether or not the awards were then otherwise exercisable.

Adjustment in the Event of Recapitalization. Under the New Plan, in the event of a recapitalization, share split, share dividend, merger or certain other corporate events or any other event which, in the judgment of the Compensation Committee, necessitates adjustment to prevent potential dilution or enlargement of the benefits or potential benefits to Participants under the New Plan, the Compensation Committee would make such adjustments as it deems appropriate to (i) the number and type of Common Shares available under the New Plan as a whole and, with respect to individuals, (ii) the number and type of Common Shares subject to or underlying any award, (iii) the grant price, purchase price or option price, as the case may be, with respect to any award under the New Plan, and (iv) to the extent permissible in light of Section 162(m) of the Code, the performance goals with respect to an award under the New Plan.

Tax Withholding. Under the New Plan, the Company has the right (i) to make deductions from any settlement of an award, including delivery or vesting of shares, or require that shares or cash, or both, be withheld from any award, in each case, in an amount sufficient to satisfy withholding of any foreign, federal, state or local taxes required by law or (ii) to take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Compensation Committee may determine the manner in which such tax withholding is to be satisfied and may permit Common Shares to be used to satisfy such required tax withholding.

General. The New Plan would expire in June 2022, after which no awards would be permitted to be granted thereunder. Except as may be required under any applicable regulatory rules, the board of directors would have the right at any time to suspend, terminate or amend the New Plan without the consent of Participants or the Company's shareholders, provided that no such action would adversely affect awards previously granted without the recipient's consent, materially increase the benefits accruing to Participants, materially increase the number of Common Shares which may be issued under the New Plan, or materially modify the requirements for participation in the New Plan.

Certain Federal Income Tax Consequences

The following is a brief summary of the United States federal income taxation of equity awards under the New Plan. It does not purport to be exhaustive, and does not discuss the tax consequences of a Participant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside. Additionally, federal income tax laws and regulations are complex and frequently amended, and each Participant should rely on his or her own tax counsel for advice regarding the federal income tax consequences of participation in the New Plan.

Share Awards. Participants may be awarded Common Shares subject to such conditions as are established by the Committee, including the requirement of continued service with the Company. The grant of Common Shares that are subject to a substantial risk of forfeiture and that are nontransferable will create no immediate income tax consequences to a Participant or the Company. Unless the Participant makes an election under Code Section 83(b) to accelerate the timing of the taxation of a share award, in general, such a share award is taxable as ordinary income to the Participant on the earlier of the date the share award is either transferable or is no longer subject to a substantial risk of forfeiture. A substantial risk of forfeiture is a condition to continued ownership of a share award (such as a requirement to provide service to the Company through a specific date), and a share award becomes transferable when it may be transferred to a third party without the continuance of the substantial risk of forfeiture. A Participant may accelerate the timing of the taxation of a share award by making an election under Code Section 83(b). If such election is made, the share award will be taxable as ordinary income to the Participant on the date the share award is granted.

On the date a share award becomes taxable, the difference between the fair market value of the share award and any amount paid by the Participant for the share award is taxable to the Participant as ordinary income. This becomes the Participant's tax basis in the share awards. If the Participant is an employee of the Company, the ordinary income a Participant is required to recognize will constitute wages for federal income and employment tax withholding purposes. Accordingly, depending on the terms of a particular award, the Company will be required to either withhold federal income and employment tax from wages or obtain payment from the Participant of the amount of required withholding and employment taxes. Upon a Participant's subsequent disposition of the share awards, the Participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the share award's tax basis.

The Company will generally be entitled to a tax deduction with respect to share awards on the December 31 coinciding with or next following the date the share award becomes taxable to the Participant. The amount of the tax deduction will equal the amount of ordinary income that is recognized by the Participant.

Restricted Share Units. The grant of an RSU will create no income tax consequences to the Company or the Participant. Upon the Participant's receipt of cash and/or Common Shares at the end of the applicable performance or vesting period, the Participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the Common Shares received, and the Company will be entitled to a corresponding tax deduction in the same amount and, generally, at the same time. Upon a Participant's subsequent disposition of the Common Shares, the Participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the Common Shares' tax basis, i.e., the fair market value of the Common Shares on the date the Participant received the Common Shares.

Non-Qualified Share Options. The grant of a non-qualified share option will create no income tax consequences to a Participant or the Company. On the exercise of a non-qualified share option, a Participant will recognize as ordinary income an amount equal to the excess of the fair market value of the Common Shares acquired over the option price paid by the Participant. A Participant's tax basis in the Common Shares acquired upon the exercise of a non-qualified share option is the amount paid for the Common Shares plus any amount included in income with respect to the exercise. Any gain or loss that a Participant recognizes on a subsequent disposition of Common Shares acquired upon the exercise of a non-qualified share option generally will be long-term or short-term capital gain or loss depending on the length of time the Participant held the Common Shares. The amount of the gain (or loss) will equal the excess (or deficiency) of the amount realized on the subsequent disposition less the Participant's tax basis in the Common Shares.

If the Participant is an employee of the Company, the ordinary income a Participant is required to recognize on the exercise of a non-qualified share option will constitute wages for federal income and employment tax withholding purposes. Accordingly, depending on the terms of an award, the Company will be required to either withhold federal income and employment tax from wages or obtain payment from the Participant of the amount of required withholding and employment taxes.

The foregoing discussion assumes that the Participant pays the option price in cash. Special income tax rules (beyond the scope of this discussion) apply to a Participant who exercises an incentive share option or a non-qualified share option by paying the option price, in whole or in part, through the transfer to the Company of Common Shares the Participant already owns.

The Company will generally be entitled to a tax deduction with respect to non-qualified share options in the same amount and at the same time as ordinary income is recognized by the Participant.

Incentive Share Options. The grant of an incentive share option will create no income tax consequences to a Participant or the Company. A Participant will not recognize taxable income on the exercise of an incentive share option (although the exercise of an incentive share option can increase a Participant's alternative minimum tax liability because the difference between the fair market value of the Common Shares acquired and the option price will be included in the Participant's alternative minimum taxable income). A Participant will recognize taxable income if and when the Participant disposes of the Common Shares acquired upon the exercise of an incentive share option. If the disposition occurs more than two years after the grant of the incentive share option and more than one year after the Common Shares are transferred to the Participant on exercise of the incentive share option (the "Incentive Share Option Holding Period"), the Participant will recognize capital gain (or loss) equal to the excess (or deficiency) of the amount realized from disposition of the Common Shares less the Participant's tax basis in the Common Shares. A Participant's tax basis in the Common Shares generally is the amount the Participant paid on exercise of the incentive share option. The capital gain (or loss) will be long-term or short-term depending on the length of time the Participant held the Common Shares.

If Common Shares acquired under an incentive share option are disposed of before the expiration of the Incentive Share Option Holding Period (a "Disqualifying Disposition"), a Participant generally will recognize as ordinary income, in the year of the Disqualifying Disposition, an amount equal to the excess of the fair market value of the Common Shares on the date of exercise over the option price paid by the Participant ("Exercise Date Option Spread"). Any additional gain will be treated as long-term or short-term capital gain depending on the length of time the Participant held the Common Shares.

A special rule applies to a Disqualifying Disposition of Common Shares where the amount realized on the disposition is less than the Exercise Date Option Spread. In that event, the Participant generally will recognize ordinary income up to the amount of aggregate gain on the disposition. In the event the amount realized on the disposition is less than the option price paid by the Participant, the Participant will not recognize any ordinary income, but will realize a long-term or short-term capital loss depending on the length of time the Participant held the Common Shares. The amount of any such loss will equal the difference between the option price paid by the Participant and the amount realized on the disposition of the Common Shares.

The foregoing discussion assumes that the Participant exercises the incentive share option while the Participant is an employee of the Company or within three months of termination of employment. However, in the event of disability or death of a Participant, incentive share options may be exercised for one year after termination.

The Company will not be entitled to a tax deduction with respect to the incentive share options unless there is a Disqualifying Disposition. If a Disqualifying Disposition occurs, the Company will generally be entitled to a tax deduction in the same amount and at the same time as ordinary income is recognized by the Participant.

Share Appreciation Rights. The grant of a SAR will create no income tax consequences to a Participant or the Company. When the SAR is exercised, the Participant will generally recognize as ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Common Shares received on the exercise. If the Participant is an employee of the Company, the ordinary income a Participant is required to recognize will constitute wages for federal income and employment tax withholding purposes. Accordingly, depending on the terms of a particular award, the Company will be required to either withhold federal income and employment tax from wages, or obtain payment from the Participant of the amount of required withholding and employment taxes. If the recipient receives Common Shares upon the exercise of a SAR, any gain or loss on the subsequent sale of such shares will be treated as a long-term or short-term gain or loss, depending on the period of time such Common Shares were held following the exercise date.

The Company will generally be entitled to a tax deduction with respect to SARs in the same amount and at the same time as ordinary income is recognized by the Participant.

Cash Awards. In general, the grant of a future cash award creates no income tax consequences to a Participant or the Company. Cash awards are taxable to the Participant as ordinary income on the date the cash award is paid. If the Participant is an employee of the Company, the ordinary income a Participant is required to recognize will constitute wages for federal income and employment tax withholding purposes. Accordingly, depending on the terms of a particular award, the Company will be required to either withhold federal income and employment tax from wages, or obtain payment from the Participant of the amount of required withholding and employment taxes.

The Company will generally be entitled to a tax deduction with respect to cash awards in the same amount and at the same time as ordinary income is recognized by the Participant.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" approval of the New Plan.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012, subject to ratification by the shareholders. Ernst & Young was first engaged as the Company's independent registered public accounting firm in June 2002.

Ernst & Young has provided certain non-audit services to the Company as described above, under "Audit Committee Report."

Although ratification by the shareholders of the appointment of independent auditors is not legally required, the board of directors believes that such action is desirable. If the appointment of Ernst & Young is not ratified, the Audit Committee may consider other independent auditors for the Company. However, due to the difficulty and expense of making any change of auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for 2012 unless the Audit Committee found other good reason for making a change.

A representative of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which the shareholders may have.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL 4 - NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As now required by Section 14A of the Exchange Act, we are providing our shareholders with a non-binding, advisory vote on executive compensation. This advisory vote, commonly known as a "say-on-pay" vote, is a non-binding vote on the compensation paid to our Named Executives as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. The shareholder vote at the 2011 Annual Meeting supported an annual non-binding advisory vote on the Company's executive compensation. Accordingly, the Company has determined that such vote will be held annually until the next advisory vote on the frequency of the executive compensation advisory vote, to be held again at the 2017 annual meeting of shareholders.

The Company's executive compensation program is designed to attract, retain and reward highly qualified executives who are able to help achieve the Company's objectives and create shareholder value. Our executive compensation programs and goals are described in detail above, under "Compensation Discussion and Analysis" and "Employment Agreements" and the level of compensation paid to our Named Executives during the last three years is set out in the Summary Compensation Table and related information, above.

As reflected in those disclosures, we believe that our compensation programs effectively align the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to our performance and by providing a competitive level of compensation needed to attract, retain and reward talented executives critical to our long-term success. We urge you to read the "Executive Compensation" section of this proxy statement for details on the Company's executive compensation programs.

This proposal is set forth in the following resolution:

RESOLVED, that the compensation paid to the Company's Named Executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because your vote on this proposal is advisory, it will not be binding on the board of directors, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" approval of the compensation paid to our Named Executives as disclosed in this proxy statement.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors knows of no other matters that will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telegram, facsimile, email or in person by directors, officers or employees of the Company, who will receive no additional compensation for such services. Additionally, the Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy materials to beneficial owners. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, if deemed appropriate, and we do not believe that the cost of any such proxy solicitor would be material.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals that shareholders wish to have considered for inclusion in the proxy statement for the 2013 annual meeting of shareholders must be received by the Company on or before January 4, 2013. Shareholders are required to follow the procedure set forth in Rule 14a-8 of the Exchange Act. Proposals should be directed to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

In order for a shareholder proposal to be submitted outside the processes of Rule 14a-8, the Company's Articles of Association provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company's Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), or between February 13, 2013 and March 30, 2013. If the annual meeting is to be held more than 30 days before or more than 60 days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the tenth day following the day on which the public announcement of the annual meeting date is first made by the Company. The shareholder's notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder's name and address, as they appear in the Company's books, (iii) the number of Common Shares beneficially owned by the shareholder and the names of any other beneficial owners of such Common Shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

DELIVERY OF DOCUMENTS

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more security holders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as "householding," can effectively reduce the Company's printing and postage costs.

Certain shareholders (beneficial owners) whose shares are held in "street name" (i.e., in the name of a brokerage firm or other intermediary) and who have consented to householding will receive only one Notice or set of proxy materials per household. If a shareholder's household received a single Notice and set of proxy materials this year and would like to receive additional copies, or if a shareholder's household received multiple copies of the same items and would like to receive only a single copy in the future, that shareholder should contact the shareholder's brokerage firm, bank or other nominee.

Registered shareholders (i.e., shareholders who hold shares in their own name through the Company's transfer agent) should contact the Householding Department of Broadridge Financial Solutions, Inc. ("Broadridge") by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061 and indicate your name, the name of each of your brokerage firms or banks where your shares are held and your account numbers.

ANNUAL REPORT

In addition to availability through Broadridge, a copy of the Company's 2011 Annual Report to Shareholders (which includes the Company's annual report on Form 10-K, without exhibits, for fiscal year 2011) is available to each shareholder entitled to vote at the Annual Meeting. Copies of that Annual Report may be obtained, without charge, by any shareholder, by writing or calling Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146, telephone (305) 358-9002. Please note, however, that if a shareholder wishes to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, that shareholder should follow the instructions included in the Notice. These materials are also available for review on Company's website at www.steinerleisure.com.

By Order of the Board of Directors /s/ Robert C. Boehm
Robert C. Boehm Secretary

May 4, 2012

[FORM OF PROXY CARD]

STEINER LEISURE LIMITED
PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 13, 2012

The undersigned hereby appoints Stephen Lazarus and Robert C. Boehm, and each of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the common shares of Steiner Leisure Limited held of record by the undersigned on April 16, 2012 at the Annual Meeting of Shareholders to be held on June 13, 2012, and at any adjournments or postponements thereof, for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF CLIVE E. WARSHAW AND DAVID S. HARRIS AS CLASS I DIRECTORS, "FOR" THE APPROVAL OF THE ADOPTION OF THE COMPANY'S 2012 INCENTIVE PLAN TO REPLACE THE COMPANY'S 2009 INCENTIVE PLAN, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012, "FOR" THE APPROVAL OF THE EXECUTIVE COMPENSATION AND, IN THE DISCRETION OF THE NAMED PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF
STEINER LEISURE LIMITED
June 13, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at proxyvote.com.
Please have the 12-digit control number on the Notice available to access these documents.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
CLIVE E. WARSHAW AND DAVID S. HARRIS AS CLASS I DIRECTORS, "FOR" THE APPROVAL OF THE ADOPTION OF THE COMPANY'S 2012 INCENTIVE PLAN TO REPLACE THE COMPANY'S 2009 INCENTIVE PLAN, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012 AND "FOR" THE APPROVAL OF EXECUTIVE COMPENSATION.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

		For All Nominees	Withhold Authority for All Nominees	For All Except (see instructions below)	Nominees:

1.

Election of Class I Directors
INSTRUCTION: To withhold authority to vote for an individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		[ ]	[ ]	[ ]	○	Clive E. Warshaw
					○	David S. Harris
2.	Approval of 2012 Incentive Plan	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
4.	Advisory vote on executive compensation.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. The signer hereby acknowledges the receipt of the Notice of Annual Meeting and Proxy Statement.

Please check here if you plan to attend the meeting. [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date

Signature, if held jointly	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign, giving full entity name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

APPENDIX A

STEINER LEISURE LIMITED

2012 INCENTIVE PLAN

APPROVED APRIL 25, 2012

1. PURPOSE.

The purpose of the Steiner Leisure Limited 2012 Incentive Plan (hereinafter referred to as this "Plan") is to (i) assist Steiner Leisure Limited (the "Company") in attracting and retaining highly qualified officers, key employees, directors and consultants for the successful conduct of its business; (ii) provide incentives and rewards for persons eligible for Awards which are directly linked to the financial performance of the Company in order to motivate such persons to achieve long-range performance goals; and (iii) allow persons receiving Awards to participate in the growth of the Company.

2. DEFINITIONS.

2.1. "Agreement" has the meaning set forth in Section 11.6 of this Plan.

2.2. "Award" has the meaning set forth in Section 5.1 of this Plan.

2.3. "Award Agreement" has the meaning set forth in Section 5.1 of this Plan.

2.4. "Board" means the Board of Directors of the Company.

2.5. "Cause" as a basis for termination of employment, means "cause" (or any similar term) as defined in an applicable employment agreement with the Company, or any Subsidiary with respect to any Employee that is a party to an employment agreement and, with respect to other Employees, means termination based on an act or omission of an Employee determined by a supervisor of the Employee or other management personnel of the Company or the Subsidiary in question to be an appropriate basis for termination.

2.6. "Change in Control" A Change in Control of an entity shall be deemed to occur if   a person or group (as defined under the federal securities laws for this purpose) of persons acquires shares of the Company representing a total of thirty-five percent (35%) or more of the voting power of the Company or over a twelve-month period a majority of the members of the Board is replaced by directors not endorsed by the members of the Board before their appointment.

2.7. "Code" means the United States Internal Revenue Code of 1986, as currently in effect or hereafter amended.

2.8. "Covered Employee" shall mean a "covered employee" as defined in Section 162(m) of the Code.

2.9. "Committee" means the committee appointed to administer this Plan in accordance with Section 4 of this Plan.

2.10. "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or that is expected to last for a continuous period of not less than 12 months; or the individual is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan provided by the Company.

2.11. "Effective Date" has the meaning set forth in Section 13 of this Plan.

2.12. "Employee" means any employee of the Company or any Subsidiary (as defined in Section 424 of the Code) including officers of the Company and any Subsidiary.

2.13. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.14. "Fair Market Value" unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any date, the mean of the high and low prices reported per Share on the applicable date (i) as quoted on the Nasdaq Global Select Market (the "Nasdaq Market") or (ii) if not traded on the Nasdaq Market, as reported by any principal national securities exchange in the United States on which it is then traded (or if the Shares have not been quoted or reported, as the case may be, on such date, on the first day prior thereto on which the Shares were quoted or reported, as the case may be). In the event the Shares are not traded on an established exchange, fair market value shall be determined in accordance with the safe harbor provisions of Code Regulation 1.409A-1, as amended.

2.15. "Fiscal Year" means the fiscal year then being utilized by the Company for accounting purposes.

2.16. "Incentive Share Option" or "ISO" means any Share Option granted to an Employee pursuant to this Plan which is designated as such by the Committee and which complies with Section 422 of the Code or any successor provision.

2.17. "Nasdaq Market" has the meaning set forth in Section 2.14 of this Plan.

2.18. "Net Settlement" has the meaning set forth in Section 14 of this Plan.

2.19. "Non-Employee Director" has the meaning referenced in Section 4 of this Plan.

2.20. "Non-qualified Share Option" means any Share Option granted to a Participant pursuant to this Plan, which is not an ISO.

2.21. "Option Price" means the purchase price of one Share upon exercise of a Share Option.

2.22. "Participant" has the meaning specified in Section 3 of this Plan.

2.23. "Performance Award" means an Award described in Section 9 of this Plan.

2.24. "Performance Goals" shall mean the performance goals that a Participant must satisfy to receive payment as determined in accordance with Section 10 of this Plan.

2.25. "Restricted Share" means any Share issued pursuant to Section 8 of this Plan with the restriction that the holder may not sell, transfer, pledge or assign such Share and/or, as the case may be, with such other restrictions as the Committee may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.26. "Restricted Share Unit" or "RSU" means a right, granted under this Plan, to receive Shares or cash or a combination thereof at the end of a specified deferral period.

2.27. "Share" or "Shares" means the common shares of the Company.

2.28. "Share Appreciation Right" or "SAR" means the right of a Participant to receive cash and/or Shares with a Fair Market Value equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

2.29. "Share Option" or "Option" means an Award that entitles a Participant to purchase one Share for each Option granted.

2.30. "Subsidiary" shall mean any indirect or direct subsidiary of the Company the financial statements of which are consolidated with the financial statements of the Company in accordance with generally accepted accounting principles.

3. PARTICIPATION.

The participants in this Plan (including, as may be provided in an applicable Award Agreement, the estate, devisee, heir at law or other permitted transferee of a participant in this Plan, "Participants") shall be those persons who are selected to participate in this Plan by the Committee and who are (i) Employees serving in managerial, administrative or professional positions, (ii) directors of the Company or (iii) consultants to the Company or any Subsidiary.

4. ADMINISTRATION.

This Plan shall be administered and interpreted by a committee of two or more members of the Board appointed by the Board. Members of the Committee shall be "Non-Employee Directors" as that term is defined for purposes of Rule 16b-3(b)(3)(i) under the Exchange Act, and "outside directors" for purposes of Code Section 162(m). All decisions and acts of the Committee shall be final and binding upon all Participants. The Committee: (i) shall determine the number and types of Awards to be made under this Plan; (ii) shall set the Option Price, the grant price or the purchase price for each Award; (iii) may establish any applicable administrative regulations to further the purpose of this Plan; (iv) shall approve forms of Award Agreements between a Participant and the Company; and (v) may take any other action desirable or necessary to interpret, construe or implement the provisions of this Plan. Prior to the appointment of the Committee by the Board, or if the Committee shall not be in existence at any time during the term of this Plan, this Plan shall be administered and interpreted by the Board and, in such case, all references to the Committee herein shall be deemed to refer to the Board. In the event this Plan is administered and interpreted by the Board, all members of the Board not classified as Non-Employee Directors shall abstain or recuse themselves from any discussion or action taken by the Board with respect to this Plan.

5. AWARDS.

5.1. Form of Awards. Awards under this Plan may be in any of the following forms (or a combination thereof): (i) Share Options; (ii) Share Appreciation Rights; (iii) grants of Shares, including Restricted Shares and RSUs; or (iv) Performance Awards, provided, however, that ISOs may be granted only to Employees (collectively, "Awards"). The Committee may require that any or all Awards under this Plan be made pursuant to an agreement between the Participant and the Company (an "Award Agreement").

5.2. Maximum Amount of Shares Available. The total number of Shares (including Restricted Shares, if any) granted, or covered by Options granted, under this Plan during the term of this Plan shall not exceed 1,200,000. All of such shares may be subject to grants of ISOs. The maximum number of Shares that may be subject to an Award granted to a Covered Employee during any Fiscal Year is 200,000. Solely for the purpose of computing the total number of Shares granted or covered by options granted under this Plan, there shall not be counted any Shares which have been forfeited and any Shares covered by Options which, prior to such computation, have terminated in accordance with their terms or have been cancelled by the Participant or the Company. Notwithstanding the above, in the event a Share Option or Share Appreciation Right held by a Covered Employee is cancelled, the cancelled Award shall be counted against the maximum number of Shares that may be subject to an Award granted to a Covered Employee during any Fiscal Year.

Awards settled in cash under this Plan shall not be counted against the maximum number of shares that may be granted under this Plan. Shares awarded under this Plan which are surrendered to pay the exercise price of Options or SARs or to meet income tax obligations in connection with the vesting of Awards shall be counted against the maximum of Shares that may be granted under this Plan.

5.3. No Repricing. Unless such action is approved by the Company's shareholders in accordance with applicable law and other than adjustments to the Option Price or SAR grant price, as the case may be, pursuant to Section 5.4, below, (i) no outstanding Options or SARs granted under this Plan may be amended to provide an Option Price or grant price, respectively, that is lower than the then-current Option Price or grant price of such outstanding Options or SARs; (ii) the Committee may not cancel any outstanding Options or SARs and grant in substitution therefor new Awards under this Plan covering the same or a different number of Shares and having an Option Price or grant price, respectively, lower than the then-current Option Price or grant price of the cancelled Options or SARs; and (iii) the Committee may not authorize the repurchase of outstanding Options or SARs which have an Option Price or grant price, respectively, that is higher than the then-current Fair Market Value of a Share.

5.4 Adjustment in the Event of Recapitalization, etc. In the event of any change in the outstanding Shares of the Company by reason of any share split, share dividend, extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of shares or other similar corporate change, special distribution to the shareholders or any other event which, in the judgment of the Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee shall make such equitable adjustments as it deems appropriate in (i) the number of Shares available, both under this Plan as a whole and with respect to individuals, (ii) the number and type of Shares subject to or underlying outstanding Awards, (iii) the grant price, purchase price or Option Price with respect to any Award, as the case may be, and (iv) to the extent that such discretion will not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals with respect to an Award. Any such adjustment shall be conclusive and binding for all purposes of this Plan.

5.5. Change in Control. Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company, the Committee may, in its sole and absolute discretion, provide on a case by case basis that (i) some or all outstanding Awards become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan or the applicable Award Agreement, (ii) Awards shall terminate; provided that the Participant shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee shall determine and designate, to exercise any vested Award in whole or in part, and/or (iii) Awards shall terminate; provided that Participants shall be entitled to a cash payment equal to the excess of the aggregate fair market value (as determined in good faith by the Committee) of the Shares subject to the Awards (to the extent then exercisable) over the aggregate Option Price, grant price or purchase price, as the case may be.

5.6. Change in Status of Subsidiary . Unless otherwise provided in an Award Agreement, in the event of a Change in Control of a Subsidiary, or in the event that a Subsidiary ceases to be a Subsidiary, the Committee may, in its sole and absolute discretion, (i) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing services for such Subsidiary may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan or the applicable Award Agreement and/or (ii) treat the employment or other services of a Participant employed by such Subsidiary as terminated if such Participant is not employed by the Company or Subsidiary immediately after such event.

5.7 Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, this Plan shall terminate, and all Awards outstanding hereunder shall terminate. In the event of any termination of this Plan under this Section 5.7, each individual holding an Award shall have the right, immediately prior to the occurrence of such termination and during such reasonable period as the Committee shall determine and designate, to exercise such Award in whole or in part, whether or not such Award was otherwise exercisable at the time such termination occurs and without regard to any vesting or other limitation on exercise imposed pursuant to this Plan.

6. SHARE OPTIONS.

6.1. Grant of Award. The Company may award Options to purchase Shares, including Restricted Shares (hereinafter referred to as "Share Option Awards") to such Participants as the Committee authorizes and under such terms as the Committee establishes. The Committee shall determine with respect to each Share Option Award, and designate in the grant, whether a Participant is to receive an ISO or a Non-qualified Share Option.

6.2. Option Price. The Option Price per Share subject to a Share Option Award shall be specified in the grant, but, in no event shall be less than the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, if the Participant to whom an ISO is granted owns, at the time of the grant, more than ten percent (10%) of the combined voting power of the Company, the Option Price per Share subject to such grant shall be not less than one hundred ten percent (110%) of the Fair Market Value.

6.3. Terms of Option. A Share Option that is an ISO shall not be transferable by the Participant other than as permitted under Section 422 of the Code or any successor provision and this Plan, and, during the Participant's lifetime, shall be exercisable only by the Participant. Non-qualified Share Options are subject to such restrictions on transferability and exercise as set forth in this Plan and as may be provided for by the Committee in the terms of the grant thereof. A Share Option shall be of no more than ten (10) years' duration, except that an ISO granted to a Participant who, at the time of the grant, owns Shares representing more than ten percent (10%) of the combined voting power of the Company shall by its terms be of no more than five (5) years' duration. A Share Option shall vest in a Participant to whom it is granted and be exercisable only after the earliest of: (i) such period of time as the Committee shall determine and specify in the grant, but, with respect to Employees, in no event less than one (1) year following the date of grant of such Award; (ii) the Participant's death; or (iii) a Change in Control.

6.4. Exercise of Option. Subject to the following exceptions, and except as provided in an applicable Award Agreement, a Share Option awarded to a Participant who is an employee is only exercisable by that Participant while the Participant is in active employment with the Company or a Subsidiary or within (i) 30 days after termination of such employment for Cause; (ii) a one-year period after a Participant's death, provided the Option is exercised by the estate of the Participant or by any person who acquired such Option by bequest or inheritance; (iii) a three-month period commencing on the date of the Participant's termination of employment other than due to death, Disability, or by the Company or a Subsidiary for Cause; or (iv) a one-year period commencing on the Participant's termination of employment on account of Disability. A Share Option may not be exercised pursuant to this paragraph after the expiration date of the Share Option. The foregoing is intended to comply with Section 422 under the Code. To the extent those requirements change, this Section 6.4 shall be deemed to be amended to reflect such change.

An Option may be exercised with respect to part or all of the Shares subject to the Option by giving written notice to the Company of the exercise of the Option. The Option Price for the Shares for which an Option is exercised shall be paid on or within ten (10) business days after the date of exercise in cash (by certified or bank cashier's check), in whole Shares owned by the Participant prior to exercising the Option, in a combination of cash and such Shares or on such other terms and conditions as the Committee may approve.

6.5. Limitation Applicable to Incentive Share Options. The aggregate Fair Market Value (determined at the time such ISO is granted) of the Shares for which any individual may have an ISO which first became vested and exercisable in any calendar year (under all plans of the Company under which Share Options are available for grant) shall not exceed $100,000. Options granted to such individual in excess of the $100,000 limitation, and any Options issued subsequently which first become vested and exercisable in the same calendar year, shall be treated as Non-Qualified Share Options. In the event the individual holds two or more such Option Awards that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Option Awards were granted.

6.6. Notification of Company Upon Disqualifying Disposition of Incentive Share Options. In the event a Participant sells or otherwise transfers Shares acquired through the exercise of an Incentive Share Option prior to the expiration of the required holding period under Code Section 422, the Participant shall provide prompt notice of such sale or transfer to the Company.

7. SHARE APPRECIATION RIGHTS.

Subject to the terms and conditions of this Plan, the Committee may grant Share Appreciation Rights (SARs), in such amounts and on such terms and conditions as the Committee shall determine, including, but not limited to, those listed below, except that an SAR shall vest in a Participant to whom it is granted and be exercisable only after the earliest of: (i) such period of time as the Committee shall determine and specify in the grant, but, with respect to Employees, in no event less than one (1) year following the date of grant of such SAR; (ii) the Participant's death; or (iii) a Change in Control:

(i) whether the SAR is granted independently of an Option or relates to an Option or other Award; provided that if a SAR is granted in relation to an Option, then, unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. In such case, upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to a SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR;

(ii) the grant date, which may not be any day prior to the date that the Committee approves the grant;

(iii) the number of Shares to which the SAR relates;

(iv) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR on the date of grant;

(v) the terms and conditions of exercise or maturity;

(vi) the term, provided that a SAR must terminate no later than ten years after the date of grant;

(vii) the exercise period following a Participant's termination of employment; and

(viii) whether the SAR will be settled in cash, Shares or a combination thereof.

8. GRANTS OF SHARES AND RESTRICTED SHARE UNITS.

8.1. General. The Committee may grant, either alone or in addition to other Awards granted under this Plan, Shares (including Restricted Shares) and Restricted Share Units to such Participants as the Committee authorizes and under such terms (including the payment of a purchase price) as the Committee establishes. Any Participant who receives Shares under this Plan who determines to make an election under Section 83(b) of the Code must notify the Company in writing promptly after such election is made.

8.2. Restricted Share Terms. Awards of Restricted Shares shall be subject to such terms and conditions as are established by the Committee. Such terms and conditions may include, but are not limited to, the requirement of continued service with the Company or a Subsidiary, the manner in which such Restricted Shares are held, the extent to which the holder of such Restricted Shares has rights of a shareholder and the circumstances under which such Restricted Shares shall be forfeited. A Participant shall have, with respect to Restricted Shares, only the rights of a shareholder of the Company as provided in the applicable Award Agreement. Upon the termination of employment of a Participant who is an Employee during the period any restrictions are in effect, all Restricted Shares shall be forfeited without compensation to the Participant unless otherwise provided in the Award of such Restricted Shares.

The period over which an Award of Restricted Shares shall vest shall not be less than three years from the date of grant of the Award, except for Awards made to Non-Employee Directors of the Company (up to a total of 100,000 Shares, including RSUs), which may have a vesting period of less than three years.

8.3 Restricted Share Units. RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other rights and restrictions, if any, as the Committee may impose as reflected in the applicable Award Agreement, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine.

The period over which an Award of RSUs shall vest shall not be less than three years from the date of grant of the Award, except for Awards made to Non-Employee Directors of the Company (up to a total of 100,000 Shares, including Restricted Shares), which may have a vesting period of less than three years. Any cash or Shares paid or delivered to a Participant upon the vesting of an RSU shall be paid or delivered no later than two and one half months following the calendar year in which any substantial risk of forfeiture (as defined in Code Section 409A) associated with such RSU lapses.

9. PERFORMANCE AWARDS.

The Committee may grant, either alone or in addition to other Awards granted under this Plan, Awards based on the attainment, over a specified period, of individual Performance Goals as the Committee authorizes and under such terms as the Committee establishes. Performance Awards shall entitle the Participant to receive an Award if the measures of performance established by the Committee are met. The Committee shall determine the times at which Performance Awards are to be made and all conditions of such Awards. Performance Awards may be paid in cash or Shares. Unless otherwise provided in the Award, a Participant who is an Employee must be an Employee at the end of the performance period in order to receive the Performance Award.

Payments of Performance Awards under this Section 9 shall be made between January 1 and March 15 of the calendar year following that in which such payment first ceases to be subject to a substantial risk of forfeiture.

With respect to any Fiscal Year of the Company, an Award to any Participant under this Section 9 in the form of cash or other form of property (other than Shares) shall have a value not in excess of $4,000,000.

A Participant shall have, with respect to the Shares awarded under this Section 9, only the rights of a shareholder of the Company as provided in the terms of the applicable Award Agreement.

The period over which an Award of Shares under this Section 9 shall vest shall be not less than one year from the date of grant of the Award. Any cash or Shares delivered to a Participant upon the vesting of the Performance Award shall be delivered or paid to the Participant no later than two and one half months following the calendar year in which any substantial risk of forfeiture (as defined in Code Section 409A) associated with such Performance Award lapses.

10. PERFORMANCE GOALS.

"Performance Goals" means the specified performance goals which have been established by the Committee in connection with an Award. Performance Goals will be based on one or more of the following criteria, as determined by the Committee:

(i) the attainment of certain target levels of, or a specified increase in, the Company's and/or a Subsidiary's or other operational unit's enterprise value or value creation targets;

(ii) the attainment of certain target levels of, or a percentage increase in, the Company's and/or a Subsidiary's or other operational unit's after-tax or pre-tax profits, including, without limitation, that attributable to the Company's and/or a Subsidiary's or other operational unit's continuing and/or other operations;

(iii) the attainment of certain target levels of, or a specified increase relating to, the Company's and/or a Subsidiary's or other operational unit's operational cash flow or working capital, or a component thereof;

(iv) the attainment of certain target levels of, or a specified decrease relating to, the Company's and/or a Subsidiary's or other operational unit's operational costs, or a component thereof;

(v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of the Company's and/or a Subsidiary's or other operational unit's long-term or short-term public or private debt or other similar financial obligations of the Company and/or Subsidiary or other operational unit, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

(vi) the attainment of a specified percentage increase in earnings per share or earnings per share from the Company's and/or a Subsidiary's or other operational unit's continuing operations;

(vii) the attainment of certain target levels of, or a specified percentage increase in, the Company's and/or a Subsidiary's or other operational unit's sales, net sales, operating income, revenues, net revenues, net income or net earnings or earnings before income tax or other exclusions;

(viii) the attainment of certain target levels of, or a specified increase in, the Company's and/or a Subsidiary's or other operational unit's return on capital employed or return on invested capital;

(ix) the attainment of certain target levels of, or a percentage increase in, the Company's and/or a Subsidiary's or other operational unit's after-tax or pre-tax return on shareholder equity;

(x) the attainment of certain target levels in the Fair Market Value of the Shares;

(xi) the growth in the value of an investment in the Shares assuming the reinvestment of dividends;

(xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before income tax, depreciation and amortization); and

(xiii) successful mergers, acquisitions of other companies or assets and any cost savings or synergies associated therewith; successful dispositions of Subsidiaries or operational units of the Company or any of its Subsidiaries.

In addition to the above criteria, the Performance Goals may be based upon the attainment by the Company and/or a Subsidiary or other operational unit thereof of specified levels of performance under one or more of the foregoing measures relative to the performance of other business entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may, in connection with the grant of the Award, (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described above; or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include, as determined by the Committee, a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned.

The Performance Goals applicable to an Award shall be established in writing by the Committee no later than the earlier of the date: (i) the Performance Goal outcome becomes substantially certain, (ii) if the period over which the Performance Goals are measured is at least one year, 90 days after the commencement of such period, or (iii) if the period over which the Performance Goals are measured is less than one (1) year, the date representing twenty-five percent (25%) of such period. Prior to any payment of an Award subject to Performance Goals, the Committee shall certify in writing that the Performance Goals have been met. Notwithstanding any other provision of this Plan, neither the Committee nor the Board shall have the power or the authority to increase the amount of compensation that would otherwise be payable upon the attainment (or nonattainment) of a Performance Goal.

11. GENERAL PROVISIONS.

11.1. Assignment. A Participant may not sell, assign, transfer (otherwise than without value or consideration or by bequest, devise or otherwise through operation of law) or pledge, or otherwise encumber any Award, prior to the date upon which any restrictions applicable to such Award have lapsed.

11.2. No Separate Monies. Nothing contained herein shall require the Company to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant under this Plan for any year.

11.3. No Employment Rights. Participation in this Plan shall not affect the right of the Company or any Subsidiary to discharge a Participant, nor constitute an agreement of employment between a Participant and the Company or any Subsidiary.

11.4. Governing Law. This Plan shall be interpreted in accordance with, and the enforcement of this Plan shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws and federal income tax laws (as specified herein).

11.5. Headings. The headings preceding the text of the sections of this Plan have been inserted solely for convenience of reference and do not affect the meaning or interpretation of this Plan.

11.6 Employment Agreement. In the event a Participant is covered by an employment, change in control or other similar agreement (each, an "Agreement") and there is a conflict between the terms of the Agreement and the terms of this Plan, then the terms and conditions of the Agreement shall control.

12. AMENDMENT, SUSPENSION OR TERMINATION.

12.1. General Rule. Except as otherwise required under applicable rules of the Nasdaq Market or a securities exchange or other market where the securities of the Company are traded or applicable law, the Board may suspend, terminate or amend this Plan, including, but not limited to, such amendments as may be necessary or desirable resulting from changes in the United States federal income tax laws and other applicable laws, without the approval of the Company's shareholders or Participants, so long as such actions by the Board do not (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares which may be issued under this Plan, (iii) materially modify the requirements for participation in this Plan or (iv) adversely affect any Awards previously granted to a Participant without the Participant's consent.

12.2. Compliance With Rule 16b-3. With respect to any person subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with the requirements of Rule 16b-3 under the Exchange Act, as applicable during the term of this Plan. To the extent that any provision of this Plan or action of the Committee or its delegates fails to so comply, it shall be deemed null and void.

13. EFFECTIVE DATE AND DURATION OF PLAN.

This Plan shall be effective on the date this Plan is approved by the Company's shareholders (the "Effective Date") in accordance with applicable law. No Award shall be granted under this Plan after the day prior to the tenth anniversary of the Effective Date.

14. TAX WITHHOLDING.

The Company shall have the right to (i) make deductions from any settlement of an Award, including delivery or vesting of Shares, or require that Shares or cash, or both, be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any foreign, federal, state or local taxes required by law ("Net Settlement") or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding shall be satisfied and may permit Shares (rounded up to the next whole number) to be used to satisfy required tax withholding based on the Fair Market Value of such Shares.

15. SECTION 409A OF THE CODE.

In the event any Award under this Plan becomes subject to the provisions of Code Section 409A, this Plan and any such Award shall be administered and interpreted in a manner consistent with provisions of Section 409A of the Code and any rules or regulations issued pursuant thereto.

This Plan is intended not to provide for deferral of compensation for purposes of Section 409A, by means of complying with Section 1.409A-1(b)(4) and/or Section 1.409A-1(b)(5) of the final Treasury regulations issued under Section 409A. The provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Section 1.409A-1(b)(4) and/or Section 1.409A-1(b)(5) of the final Treasury regulations issued under Section 409A and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

In the event that following the application of the immediately preceding paragraph, any Award is subject to Section 409A, the provisions of Section 409A of the Code and the regulations issued thereunder are incorporated herein by reference to the extent necessary for any Award that is subject Section 409A to comply therewith. In such event, the provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Section 409A and the related regulations, and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Furthermore, with respect to Restricted Shares, RSUs and Performance Awards, to the extent necessary not to incur tax due to non-compliance with Section 409A, Change in Control will not be deemed to occur unless such Change in Control constitutes a "change in control event" (as such term is defined in Code Section 409A and the regulations issued thereunder).

Notwithstanding any other provision of this Plan, in the event a Participant is treated as a "specified employee" under Section 409A (and under the terms and conditions of the Company's specified employee policy) and any payment under this Plan is treated as a nonqualified deferred compensation payment under Section 409A, then payment of such amounts shall be delayed for six months and a day following the effective date of the Participant's termination of employment, at which time a lump sum payment shall be made to the Participant consisting of the sum of the delayed payments. This provision shall not apply in the event of a specified employee's termination of employment on account of death and, in the event of a specified employee's death during the aforementioned six-month and a day period, any such delayed nonqualified deferred compensation shall be paid within 30 days after such specified employee's death.

Notwithstanding any other provisions of this Plan, the Company does not guarantee to any Participant or any other person that any Award intended to be exempt from Section 409A shall be so exempt, nor that any Award intended to comply with Section 409A shall so comply, nor will the Company indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.